Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

BY AND BETWEEN

APPLERA CORPORATION

AND

CELERA CORPORATION

DATED AS OF

MAY 8, 2008

i

Exhibits

Exhibit A -	Amended and Restated Certificate of Incorporation of Celera Corporation
Exhibit B -	Amended and Restated By-laws of Celera Corporation
Exhibit C -	Transition Services Agreement
Exhibit D -	Master Purchase Agreement
Exhibit E -	Operating Agreement
Exhibit F -	Applera Corporation Transition Conflict of Interest and Confidentiality Agreement
Exhibit G -	Livak License Agreement
Exhibit H -	HLA License Agreement
Exhibit I -	Tax Matters Agreement

INDEX OF DEFINED TERMS

AAA	48
Action	2
Affiliate	2
Agreement	1
Applera	1
Applera 401(k) Plan	30
Applera Action	24
Applera Corporate Indemnified Parties	40
Applera Corporate Information	2
Applera Employee	3
Applera Indemnified Parties	42
Applera Management Activities	41
Applera Plans	3
Applera Transferred Employees	29
Applicable Law	3
Applied Biosystems Business	1
Applied Biosystems Group	3
Applied Biosystems Group Assets	3
Applied Biosystems Group Common Stock	1
Applied Biosystems Group Liabilities	3
Applied Biosystems Group Option	3
Applied Biosystems Subsidiary	4
Asserted Liability	43
Asset	4
Assets	4
Board	1
Board Representative	47
Business Day	5
Celera	1
Celera 401(k) Plan	30
Celera Action	25
Celera Business	1
Celera Class Action	5
Celera Common Stock	2
Celera Corporate Indemnified Parties	41
Celera Employee	5
Celera Equity Incentive Plan	5
Celera Group	5
Celera Group Assets	5
Celera Group Common Stock	1
Celera Group Liabilities	5
Celera Group Option	6
Celera Group Plans	6
Celera Group RSU	6

Celera Group Stock Certificates	18
Celera Indemnified Parties	42
Celera Subsidiary	6
Claim Notice	43
Code	6
Confidential Information	6
Consent	7
Contract	7
Disclosure Letter	7
Dispute	46
Dispute Notice	47
Employee Arrangements	7
ERISA	7
Escalation Procedures	47
Exchange Act	7
Exchange Agent	18
Excluded Liabilities	6
Fairness Opinion	2
Form 8-A	17
Governmental Authority	7
Group	7
Groups	7
HIVD License Agreement	23
HLA License Agreement	23
Holder Determination Date	8
Indemnifiable Losses	8
Indemnification Agreements	39
Indemnified Party	8
Indemnifying Party	8
Information	8
Initial Review Period	47
Insurance Administration	8
Insurance Arrangements	8
Insurance Proceeds	8
Insured Claims	9
Insurer	9
Intercompany Accounts	9
Joint Action	25
Joint Defense Agreement	36
Joint Insurance Arrangements	9
Joint Litigation Matters	9
Known	9
Leased Real Property	9
Liability	9

v

License Agreements	23
Livak License Agreement	23
Master Purchase Agreement	23
Named Party	26
NASDAQ	17
Net-Tax Basis	44
New Celera Plans	10
Non-Permitted Marks	23
Non-Qualified Plans	31
Notice of Redemption	10
NYSE	17
Operating Agreement	23
Other Action	26
Out Licenses	24
Owned Real Property	10
Partial Assignment	13
Patents	10
Pending Actions	25
Pension Plan	30
Performance Unit	21
Person	10
Persons	10
Prime Rate	10
Privileged Information	10
Real Property Leases	10
Redemption	2
Redemption Date	10
Registration Statement	11

Released Parties	39
Representative	11
Restated Certificate	1
Retiree Health Plan	31
Scheduled Liabilities	11
SEC	11
Securities Act	11
Senior Party Representative	47
Separation	1
Separation Documents	11
Separation Information	7
Shared Assets	15
Shared Contract	13
Shared Contracts	13
Skadden	22
Subsidiary	11
Tax	11
Tax Matters Agreement	34
Tax Opinion	22
Taxes	11
Team Leader	46
Trademarks	11
Trading Day	12
Transaction Liabilities	41
Transactions	2
Transition Services Agreement	23
Transition Team	46
UK Sharesave Plan	30

SEPARATION AGREEMENT

SEPARATION AGREEMENT (“Agreement”), dated as of May 8, 2008, by and between Applera Corporation, a Delaware corporation (“Applera”), and Celera Corporation, a Delaware corporation and wholly owned subsidiary of Applera (“Celera”).

W I T N E S S E T H:

WHEREAS, Applera conducts its business through two business segments – the Applied Biosystems Group (as defined herein), which primarily serves the life science industry, research community and other markets, including human identity testing, biosecurity, and quality and safety testing, by developing and marketing instrument-based systems, consumables, software, and services (the “Applied Biosystems Business”), and the Celera Group (as defined herein), which is primarily a human in vitro diagnostics business that delivers personalized disease management through a combination of products and services (the “Celera Business”);

WHEREAS, pursuant to the Restated Certificate of Incorporation of Applera (the “Restated Certificate”), Applera has outstanding two classes of common stock, Applera Corporation – Applied Biosystems Group Common Stock, par value $0.01 per share (the “Applied Biosystems Group Common Stock”), which is intended to reflect the performance of the Applied Biosystems Group, and Applera Corporation – Celera Group Common Stock, par value $0.01 per share (the “Celera Group Common Stock”), which is intended to reflect the performance of the Celera Group;

WHEREAS, Article IV, Section 2.4(d) of the Restated Certificate permits the Board, at any time at which all of the assets and liabilities attributed by the Board to the Celera Group (and no other assets or liabilities of Applera or any subsidiary thereof) are held directly or indirectly by a wholly owned Subsidiary of Applera, to redeem all of the outstanding shares of Celera Group Common Stock, in exchange for all of the shares of common stock of such wholly owned Subsidiary to be outstanding immediately following such exchange of shares;

WHEREAS, the board of directors of Applera (the “Board”) has determined that it is advisable and in the best interests of Applera and its stockholders to separate the Celera Group from Applera (the “Separation”), pursuant to the terms and subject to the conditions set forth in this Agreement, so that, following completion of the Separation, the Celera Business will be conducted by Celera as a separate, independent, publicly-traded company;

WHEREAS, the Celera Group and the Applied Biosystems Group have been engaged in the process of determining the appropriate basis of the Separation for more than eight months and each believes that the transactions contemplated by this Agreement provide a reasonable basis for the Separation;

WHEREAS, Applera and the Board intend that all of the assets and liabilities of Applera and its subsidiaries attributed by the Board to the Celera Group (and no other assets or liabilities of Applera or any subsidiary thereof) will be held by Celera or one of the wholly owned Celera Subsidiaries (as defined herein) at or prior to the time the Separation is consummated;

WHEREAS, to effect the Separation, (i) all of the assets attributed by the Board to the Celera Group will be conveyed, licensed, assigned or otherwise transferred to Celera or one or more of the wholly owned Celera Subsidiaries, (ii) all liabilities of the Celera Group will be assumed by, or will otherwise become the obligation or responsibility of, or the subject of any indemnity by, Celera or one or more of the wholly owned Celera Subsidiaries, in each case, prior to the consummation of the Redemption (as defined herein), and (iii) each then issued and outstanding share of Celera Group Common Stock will be redeemed by Applera in exchange for one share of common stock, par value $0.01 per share, of Celera (the “Celera Common Stock”), in accordance with Article IV, Section 2.4(d) of the Restated Certificate (the “Redemption”);

WHEREAS, the Board has received the opinion of Morgan Stanley, financial advisor to the Board, that, as of the date hereof, the Redemption is fair from a financial point of view to the stockholders of Applera (the “Fairness Opinion”);

WHEREAS, the Board has, based in part on the Fairness Opinion, and subject to the terms and conditions set forth herein, (i) determined that the Separation, the Redemption and the other transactions contemplated hereby (collectively, the “Transactions”) are advisable and in the best interests of Applera and its stockholders, and (ii) approved this Agreement and the Transactions contemplated hereby; and

WHEREAS, the parties hereto desire to make certain covenants and agreements and to allocate certain assets, liabilities and obligations in connection with the Transactions contemplated by this Agreement and to prescribe various conditions to the Transactions.

NOW, THEREFORE, in furtherance of the foregoing and in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     General. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)     “Action” shall mean any claim (whether or not filed), cause of action, suit, arbitration, or legal inquiry, demand, proceeding or investigation.

(b)     “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person; provided, however, that for purposes of this Agreement, from and after the Redemption Date, neither Celera nor any of the Celera Subsidiaries shall be deemed to be an Affiliate of Applera or any of the Applied Biosystems Subsidiaries, and neither Applera nor any of the Applied Biosystems Subsidiaries shall be deemed to be an Affiliate of Celera or any of the Celera Subsidiaries.

(c)     “Applera Corporate Information” shall mean, (i) with respect to Applera, all Information relating to the provision of corporate services by Applera, but only to the extent such Information relates to the provision of such services to the Celera Business, and (ii) with respect to Celera, all corporate-level Information of Applera, in each case, including any such Information relating to Applera’s financial, tax, legal, human resources and information technology functions.

(d)     “Applera Employee” shall mean any Person employed by Applera or any of its Subsidiaries, including non-U.S. employees, other than a Celera Employee.

(e)     “Applera Plans” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral), relating to deferred compensation, bonus, severance, fringe benefits or other employee benefits, in each case maintained or contributed to by Applera for the benefit of its employees (including the Celera Employees), other than the Celera Group Plans.

(f)     “Applicable Law” shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

(g)     “Applied Biosystems Group” shall mean, as of any date, (i) all Assets and Liabilities of Applera and its Subsidiaries attributed by the Board to the Applied Biosystems Group, (ii) all businesses, Assets, properties and Liabilities transferred to the Applied Biosystems Group from the Celera Group pursuant to transactions in the ordinary course of business of the Applied Biosystems Group and the Celera Group or otherwise as the Board may have directed as permitted by the Restated Certificate and (iii) the interest of Applera or any of its Subsidiaries in any business or Asset acquired and any Liabilities assumed by Applera or any of its Subsidiaries outside of the ordinary course of business and attributed by the Board to the Applied Biosystems Group, as determined by the Board.

(h)     “Applied Biosystems Group Assets” shall mean (i) all of the right, title and interest of Applera and its Subsidiaries in all Assets held by them other than the Celera Group Assets, (ii) the rights to Shared Assets and Shared Contracts, if any, as provided in Article II hereof, (iii) all other Assets of Applera and any Subsidiaries of Applera to the extent specifically attributed by the Board to or retained by the Applied Biosystems Group pursuant to this Agreement or any other Separation Document, (iv) all rights of Applera under the Separation Documents, and (v) any additional Assets set forth on Section 1.1(h) of the Disclosure Letter.

(i)     “Applied Biosystems Group Liabilities” shall mean (i) all Liabilities of Applera or any of the Subsidiaries of Applera, including the Liabilities of Applera under the Separation Documents, in each case, other than the Celera Group Liabilities, and (ii) all Liabilities set forth on Section 1.1(i) of the Disclosure Letter.

(j)     “Applied Biosystems Group Option” shall mean each option to purchase shares of Applied Biosystems Group Common Stock granted under (i) The Perkin-Elmer Corporation 1997 Stock Incentive Plan; (ii) The Perkin-Elmer Corporation 1998 Stock Incentive Plan; and (iii) the Applera Corporation/Applied Biosystems Group Amended and Restated 1999 Stock Incentive Plan.

(k)     “Applied Biosystems Subsidiary” shall mean, (i) for periods prior to the Redemption, any Subsidiary of Applera that holds primarily Applied Biosystems Group Assets and/or Applied Biosystems Group Liabilities or is otherwise attributable to the Applied Biosystems Group and (ii) for periods following the Redemption, any direct or indirect Subsidiary of Applera.

(l)     “Asset” shall mean any and all assets, properties and rights, wherever located, whether real, personal or mixed, tangible or intangible, including the following (in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person): (i) notes and accounts and notes receivable (whether current or non-current); (ii) certificates of deposit, banker’s acceptances, stock (including the capital stock or other equity securities in any Subsidiary), debentures, bonds, notes, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, letters of credit and performance and surety bonds, voting-trust certificates, puts, calls, straddles, options and other securities of any kind, and all loans, advances or other extensions of credit or capital contributions to any other Person; (iii) intangible property rights, inventions, discoveries, know-how, Patents, trade secrets, proprietary or confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and domain names and associated goodwill; statutory, common law and registered copyrights; database rights, semiconductor chip protection rights and any other intellectual property rights recognized in any jurisdiction throughout the world; applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (iv) rights under leases (including Real Property Leases), contracts, licenses, permits, distribution arrangements, sales and purchase agreements, joint operating agreements, other agreements and business arrangements; (v) Owned Real Property; (vi) Leased Real Property, fixtures, trade fixtures, machinery, equipment (including oil and gas, transportation and office equipment), tools, dies and furniture; (vii) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind, including all antennas, apparatus, cables, electrical devices, fixtures, equipment, furniture, office equipment, broadcast towers, motor vehicles and other transportation equipment, special and general tools, test devices, transmitters and other tangible personal property; (viii) computers and other data processing equipment and software; (ix) raw materials, work-in-process, finished goods, consigned goods and other inventories; (x) prepayments or prepaid expenses; (xi) claims, causes of action, rights under express or implied warranties, rights of recovery and rights of set-off of any kind; (xii) the right to receive mail, payments on accounts receivable and other communications; (xiii) lists of customers, records pertaining to customers and accounts, personnel records, lists and records pertaining to customers, suppliers and agents, and all accounting and other books, records, ledgers, files and business records of every kind (whether in paper, microfilm, computer tape or disc, magnetic tape or any other form); (xiv) advertising materials and other printed or written materials; (xv) goodwill as a going concern and other intangible properties; (xvi) employee Contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xvii) licenses and authorizations issued by any Governmental Authority. “Assets” shall not include any Asset relating to Taxes, which shall be governed exclusively by Article VIII of this Agreement and the Tax Matters Agreement, or any Asset relating to employee benefit plans, which shall be governed exclusively by Article VI of this Agreement.

(m)     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by law to close.

(n)     “Celera Class Action” shall mean In re PE Corporation Securities Litigation, Master File No. 3:00CV705(CFD), D. Conn., filed August 20, 2001.

(o)     “Celera Employee” shall mean any Person employed by Applera or one of its Subsidiaries, or former employee of either of them, and engaged primarily in the conduct of the Celera Business.

(p)     “Celera Equity Incentive Plan” shall mean the Celera Corporation Stock Incentive Plan.

(q)     “Celera Group” shall mean, as of any date (i) all Assets and Liabilities of Applera and its Subsidiaries attributed by the Board to the Celera Group, (ii) all businesses, Assets, properties and Liabilities transferred to the Celera Group from the Applied Biosystems Group pursuant to transactions in the ordinary course of business of the Celera Group and the Applied Biosystems Group or otherwise as the Board may have directed as permitted by the Restated Certificate and (iii) the interest of Applera or any of its Subsidiaries in any business or Asset acquired and any Liabilities assumed by Applera or any of its Subsidiaries outside of the ordinary course of business and attributed by the Board to the Celera Group, as determined by the Board.

(r)     “Celera Group Assets” shall mean all of the following Assets of Applera and its Subsidiaries: (i) all Assets of the Celera Group under clauses (i), (ii), (iii), (iv) or (v) of Article IV, Section 2.6(f) of the Restated Certificate; (ii) to the extent not included in other clauses of this definition, all Assets attributed by the Board or transferred after the date hereof and prior to the Redemption, to the Celera Group under Article IV, Section 2.6(f) of the Restated Certificate; (iii) to the extent not included in other clauses of this definition, any Asset arising after the Redemption that would have been attributed by the Board or transferred to the Celera Group in accordance with Article IV, Section 2.6(f) of the Restated Certificate had such Asset arisen prior to the Redemption, with such changes to the Assets described in the clauses of this definition (including additions and subtractions) as are contemplated by this Agreement or otherwise shall have occurred or shall occur in the ordinary course of the business of the Celera Group after the date hereof; (iv) the rights to Shared Assets and Shared Contracts, if any, as provided in Article II hereof; (v) all other Assets of Applera and any Subsidiaries of Applera to the extent specifically assigned to or retained by the Celera Group pursuant to this Agreement or any other Separation Document, (vi) all rights of Celera under the Separation Documents; and (vii) the Assets set forth on Section 1.1(r) of the Disclosure Letter. Notwithstanding the foregoing, the Celera Group Assets shall not include the Assets set forth on Section 1.1(h) of the Disclosure Letter.

(s)     “Celera Group Liabilities” shall mean all of the following Liabilities of Applera and its Subsidiaries: (i) Liabilities of the Celera Group under clauses (i), (ii) or (v) of Article IV, Section 2.6(f) of the Restated Certificate, including, without limitation, the Scheduled Liabilities; (ii) to the extent not included in other clauses of this definition, all Liabilities attributed by the Board, after the date hereof and prior to the Redemption, to the Celera Group pursuant to action of the Board under Article IV, Section 2.6(f) of the Restated Certificate; (iii) to the extent not included in the other clauses of this definition, any Liability arising after the Redemption that would have been attributed by the Board or transferred to the Celera Group in accordance with Article IV, Section 2.6(f) of the Restated Certificate had such Liability arisen prior to the Redemption; (iv) all Liabilities for which Celera has agreed to indemnify Applera pursuant to this Agreement or the other Separation Documents; and (v) the Liabilities set forth on Section 1.1(s) of the Disclosure Letter; with such changes to the Liabilities described in the clauses of this definition (including additions and subtractions) as are contemplated by this Agreement or otherwise shall have occurred or shall occur in the ordinary course of the business of the Celera Group after the date hereof. Notwithstanding the foregoing, the Celera Group Liabilities shall not include (i) any Liability attributed by the Board to the Applied Biosystems Group, (ii) any Liability, including third-party fees and expenses, allocated to Applera by this Agreement or the other Separation Documents, (iii) all Liabilities for which Applera has agreed to indemnify Celera pursuant to this Agreement or the other Separation Documents, or (iv) any indebtedness for borrowed money of Applera or any of the Applera Subsidiaries to a third party (collectively, the “Excluded Liabilities”).

(t)     “Celera Group Option” shall mean each option to purchase shares of Celera Group Common Stock granted under (i) The Perkin-Elmer Corporation 1996 Stock Incentive Plan; (ii) The Perkin-Elmer Corporation 1997 Stock Incentive Plan; (iii) The Perkin-Elmer Corporation 1998 Stock Incentive Plan; (iv) the Applera Corporation/Celera Group Amended and Restated 1999 Stock Incentive Plan; (v) the Axys Pharmaceuticals, Inc. 1989 Stock Plan; (vi) the Axys Pharmaceuticals, Inc. 1997 Equity Incentive Plan; and (vii) the Axys Pharmaceuticals, Inc. 1997 Non-Officer Equity Incentive Plan.

(u)     “Celera Group Plans” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of the ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral), for the benefit of more than one individual, relating to deferred compensation, bonus, severance, fringe benefits or other employee benefits, in each case maintained or contributed to by Applera or any of its Subsidiaries, exclusively for the benefit of the Celera Employees.

(v)     “Celera Group RSU” shall mean each restricted stock unit of Applera evidencing the right to receive shares of Celera Group Common Stock granted under the Applera Corporation/Celera Group Amended and Restated 1999 Stock Incentive Plan.

(w)     “Celera Subsidiary” shall mean (i) for periods prior to the Redemption, any Subsidiary of Applera that holds primarily Celera Group Assets and/or Celera Group Liabilities or is otherwise attributable to the Celera Group and (ii) for periods following the Redemption, any direct or indirect Subsidiary of Celera.

(x)     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(y)     “Confidential Information” shall mean, (i) Information relating to either Group’s operations, Assets, or Liabilities Known solely by one Group or by both Groups, (ii) Applera Corporate Information, (iii) Information relating to the Separation, including the Separation Documents, the Registration Statement, the discussions, negotiations, and any of the terms, conditions or other facts with respect to any of the foregoing (collectively, the “Separation Information”), or (iv) with respect to either Group, Information that is the subject of a confidentiality agreement or other non-disclosure arrangement with a third party, but which agreement or arrangement will be allocated to the other Group pursuant to the transactions contemplated hereby, in each case, whether obtained before or after the date hereof, and all analyses, compilations or other materials prepared by either Group or its Representatives which contain or are based, in whole or in part, on such Information. Except as may otherwise be provided in a confidentiality agreement or other non-disclosure arrangement with a third party covering any Information, “Confidential Information” shall not include Information that (x) is or becomes generally available to the public other than in violation of Section 9.6 hereof, (y) is independently developed by either Group after the Redemption Date without reference to Confidential Information of the other Group or (z) becomes available to either Group or any of its employees, Affiliates or Representatives on a nonconfidential basis from a source other than the other Group or its employees, Affiliates or Representatives, provided that such source is not known by the Group to which such Information becomes available, or its employees, Affiliates or Representatives, as the case may be, to be subject to a confidentiality agreement or other obligation of confidentiality to the other Group or any other Person with respect to any of such Information.

(z)     “Consent” shall mean any consent, authorization or approval of, or filing with, or notification to any Governmental Authority or any other Person that the parties determine is necessary or appropriate to consummate the transactions contemplated by this Agreement or the other Separation Documents.

(aa)     “Contract” shall mean any contract, agreement, lease, license, sales order, purchase order, instrument, undertaking or other commitment, written or oral.

(bb)     “Disclosure Letter” shall mean the letter to be delivered by Applera to Celera prior to the Redemption Date, as the same may be amended or supplemented from time to time.

(cc)     “Employee Arrangements” shall mean all employment or consulting agreements or arrangements, all severance or change in control agreements or arrangements and all other agreements or arrangements with respect to the employment or termination of employment of any Celera Employee, including officers who are Celera Employees.

(dd)     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(ee)     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(ff)     “Governmental Authority” shall mean any foreign, federal, state or local government, court, agency or commission or other governmental or regulatory body or authority.

(gg)     “Group” shall mean the Applied Biosystems Group or the Celera Group, as the case may be, and “Groups” shall mean both of the Applied Biosystems Group and the Celera Group.

(hh)     “Holder Determination Date” shall mean the close of business on May 8, 2008, the date for determining holders of the Celera Group Common Stock entitled to receive the Notice of Redemption.

(ii)     “Indemnifiable Losses” shall mean, with respect to any claim by an Indemnified Party for indemnification under this Agreement, any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, fees, interest, costs and expenses (including, without limitation, the reasonable costs and expenses incurred in connection with any and all Actions, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights thereunder).

(jj)     “Indemnified Party” shall mean any Person entitled to indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

(kk)     “Indemnifying Party” shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

(ll)     “Information” shall mean studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, trade secrets, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business data, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium.

(mm)     “Insurance Administration” shall mean, with respect to each Joint Insurance Arrangement, (i) the accounting for premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate under the terms and conditions of each of the Joint Insurance Arrangements, (ii) the reporting to Insurers of any losses or claims that may cause the per occurrence, per claim or aggregate limits of any Joint Insurance Arrangement to be exceeded and (iii) the processing of claims made under the Joint Insurance Arrangements, including, without limitation, the reporting of claims to the Insurers’ management and defense of claims and providing for appropriate releases upon settlement of claims.

(nn)     “Insurance Arrangements” shall mean insurance policies and insurance Contracts of any kind, including, without limitation, primary and excess policies, commercial general liability policies, automobile policies, product liability policies, directors’ and officers’ liability policies, fiduciary liability policies, workers’ compensation policies, and self-insurance programs and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(oo)     “Insurance Proceeds” shall mean those monies received by an insured from an Insurer or paid by an Insurer on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention or cost of reserve paid or held by or for the benefit of such insured.

(pp)     “Insured Claims” shall mean those Liabilities which, individually or in the aggregate, are covered within the terms and conditions of any of the Joint Insurance Arrangements, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments.

(qq)     “Insurer” shall mean a third-party insurance carrier.

(rr)     “Intercompany Accounts” shall mean intercompany receivables, payables and other balances (including intercompany cash management balances) in existence immediately prior to the Redemption Date between the Applied Biosystems Group and the Celera Group.

(ss)     “Joint Insurance Arrangements” shall mean the Insurance Arrangements of Applera existing at the Redemption Date and/or prior thereto that are owned or maintained by or on behalf of Applera and that relate to both (a) the Applied Biosystems Group and/or any of the Applied Biosystems Group Assets or Applied Biosystems Group Liabilities and (b) the Celera Group and/or any of the Celera Group Assets or Celera Group Liabilities.

(tt)     “Joint Litigation Matters” shall mean actual, threatened or future Actions that have been or may be asserted against, or otherwise adversely affect, both (i) Applera or an Applied Biosystems Subsidiary and (ii) Celera or a Celera Subsidiary.

(uu)     “Known” shall mean actual knowledge, as well as Information in a party’s possession in written, electronic or other tangible or intangible forms, stored in any medium.

(vv)     “Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

(ww)     “Liability” shall mean, with respect to any Person, any and all losses, claims, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any of the other Separation Documents, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Liability” shall not include any Liability relating to Taxes, which shall be governed exclusively by Article VIII of this Agreement and the Tax Matters Agreement or any Liability relating to employee benefit plans, which shall be governed exclusively by Article VI of this Agreement.

(xx)     “New Celera Plans” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral), relating to deferred compensation, bonus, severance, fringe benefit or other employee benefits, similar in nature to the Applera Plans, and established by Celera or a Celera Subsidiary to provide benefits to Celera Employees and Applera Transferred Employees after the Redemption, but excluding any Celera Group Plan.

(yy)     “Notice of Redemption” shall mean the Notice of Redemption to be sent to holders of Celera Group Common Stock pursuant to, and meeting the requirements of, Article IV, Section 2.4(f)(vi) of the Restated Certificate in connection with the Redemption.

(zz)     “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that is owned.

(aaa)     “Patents” shall mean all U.S. and foreign patents, patent applications, patent disclosures and all related divisions, continuations, continuations-in-part, reissues, substitutions and any extensions thereof.

(bbb)     “Person” or “Persons” shall mean and include any individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or similar entity and any Governmental Authority.

(ccc)     “Prime Rate” shall mean the rate which Bank of America, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect on the relevant payment date.

(ddd)     “Privileged Information” shall mean Confidential Information that is or may be protected from disclosure pursuant to the attorney-client privilege, the work-product doctrine or other applicable privileges.

(eee)     “Real Property Leases” shall mean all leases, subleases, concessions and other agreements (written or oral) pursuant to which any Leased Real Property is held, including the right to all security deposits and other amounts and instruments deposited thereunder.

(fff)     “Redemption Date” shall mean 12:01 a.m. on July 1, 2008 if the SEC declares the Registration Statement effective on or prior to June 15, 2008; provided, however, that if the Registration Statement is not declared effective by the SEC on or prior to June 15, 2008, then the Redemption Date shall be at 12:01 a.m. on the first Business Day of the calendar month next succeeding the month in which the SEC has declared effective the Registration Statement on or prior to the 15th day of that month.

(ggg)     “Registration Statement” shall mean the Registration Statement on Form S-1 filed by Celera with the SEC, including any and all amendments thereto and supplements thereof, with respect to the shares of Celera Common Stock to be issued in the Redemption in exchange for shares of Celera Group Common Stock and shares of Celera Common Stock to be issued pursuant to the Celera Equity Incentive Plan.

(hhh)     “Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, and attorneys.

(iii)     “Scheduled Liabilities” shall mean the Liabilities set forth in Section 1.1(iii) of the Disclosure Letter.

(jjj)     “SEC” shall mean the United States Securities and Exchange Commission.

(kkk)     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(lll)     “Separation Documents” shall mean this Agreement, the Tax Matters Agreement, the Transition Services Agreement, the License Agreements, the Operating Agreement, the Master Purchase Agreement, the Joint Defense Agreement and the other documents, schedules, exhibits and appendices attached hereto or thereto or delivered pursuant hereto or thereto, including, without limitation, the Disclosure Letter, the deeds, bills of sale, assignment agreements, undertakings, lease assignments and assumptions, intellectual property assignments, leases, subleases and sub-subleases, and the supplemental and other agreements and instruments relative thereto.

(mmm)     “Subsidiary” shall mean, with respect to any Person, (i) any partnership of which such Person or any of its Subsidiaries is a general partner or (ii) any other entity in which such Person or any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity

(nnn)     “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

(ooo)     “Trademarks” shall mean all registered and unregistered trademarks, service marks, service names, trade styles and trade names (including, without limitation, trade dress and other names, marks and slogans) and all associated goodwill and all applications for any of the foregoing, together with all rights to use any of the foregoing.

(ppp)     “Trading Day” shall mean each weekday other than any day on which Celera Group Common Stock is not traded on any national securities exchange or listed on NASDAQ or in the over-the-counter market.

ARTICLE II

ACTIONS TO BE TAKEN PRIOR TO THE REDEMPTION

Section 2.1     Business Separation.

(a)     On or prior to the Redemption Date, Applera and Celera shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery, license or other transfer or conveyance to Celera or one or more wholly owned Subsidiaries of Celera designated by Celera of: (i) all of the capital stock or other equity interests of each Celera Subsidiary and all other capital stock or other equity interests representing investments in other entities which investments constitute Celera Group Assets (including those Subsidiaries and equity investments set forth on Section 2.1(a)(i) of the Disclosure Letter), provided that, any Applied Biosystems Group Assets or Applied Biosystems Group Liabilities held by any such Celera Subsidiary shall be transferred from such Celera Subsidiary to Applera or an Applied Biosystems Subsidiary designated by Applera prior to such transfer to Celera or a wholly owned Celera Subsidiary; and (ii) all right, title and interest in and to the Celera Group Assets held by Applera or an Applied Biosystems Subsidiary that are not transferred as a result of the transfer of the capital stock and equity interests pursuant to clause (i) above, including, without limitation, (A) the Contracts set forth on Section 2.1(a)(ii)(A) of the Disclosure Letter and (B) the intellectual property rights set forth on Section 2.1(a)(ii)(B) of the Disclosure Letter, including any and all legal actions and rights and remedies at law or in equity, including the right to sue for, collect and retain all damages, profits, proceeds, and all other remedies for past infringements, misappropriations, or other violations of intellectual property rights. On or prior to the Redemption Date, Applera and Celera shall take or cause to be taken all actions necessary to cause the assumption by Celera or one or more wholly owned Celera Subsidiaries designated by Celera of all Celera Group Liabilities that are not transferred as a result of the transfer of the capital stock or other equity interests pursuant to clause (i) above. Celera shall, or shall cause one or more of the wholly owned Celera Subsidiaries to assume, or cause to be assumed, and thereafter timely pay, perform and discharge, or cause to be paid, performed and discharged, all of the Celera Group Liabilities. Applera shall, or shall cause one or more of the wholly owned Applied Biosystems Subsidiaries to assume, or cause to be assumed, and thereafter timely pay, perform and discharge, or cause to be paid, performed and discharged, all of the Excluded Liabilities.

(b)     The separation of the Celera Group Assets and Celera Group Liabilities from Applera, as contemplated by this Agreement, shall be effected in a manner that does not unreasonably disrupt either the Applied Biosystems Business or the Celera Business. Notwithstanding the foregoing, Applera and Celera agree, and agree to cause their respective Subsidiaries, to use commercially reasonable efforts to obtain, before the Redemption Date, any Consents.

(c)     Prior to the Redemption, Applera and Celera will use commercially reasonable efforts to amend, in form and substance reasonably satisfactory to Applera, all contractual arrangements between or among Applera, any of its Subsidiaries and any other Person (other than the Separation Documents) that either (i) relate to the Applied Biosystems Business but relate primarily to the Celera Business or (ii) relate solely to the Celera Business, but, by their terms, contain provisions applicable to Applera or any Applied Biosystems Subsidiary, so that, after the Redemption Date, such contractual arrangements (x) will relate solely to the Celera Business and (y) will eliminate any provisions applicable to Applera or any Applied Biosystems Subsidiary and, in either event, will inure to the benefit of Celera or a Celera Subsidiary on substantially the same economic terms as such arrangements exist as of the date hereof, but retain any benefits or rights (and related obligations) relating to Applera or the Applied Biosystems Subsidiaries that Applera desires to retain. Prior to the Redemption Date, Applera and Celera will use commercially reasonable efforts to amend, in form and substance reasonably satisfactory to Applera, all contractual arrangements between or among Applera, any of its Subsidiaries and any other Person (other than the Separation Documents) that either (i) relate to the Celera Business but relate primarily to the Applied Biosystems Business or (ii) relate solely to the Applied Biosystems Business, but, by their terms, contain provisions applicable to Celera or any Celera Subsidiary, so that, after the Redemption Date, such contractual arrangements (x) will relate solely to the Applied Biosystems Business and (y) will eliminate any provisions applicable to Celera or any Celera Subsidiary and, in either event, will inure to the benefit of Applera or an Applied Biosystems Subsidiary on substantially the same economic terms as such arrangements exist as of the date hereof, but retain any benefits or rights (and related obligations) relating to Celera or the Celera Subsidiaries that Celera desires to retain. If, in any case, such amendment cannot be obtained, or if Applera or Celera conclude that it is not practicable or feasible to obtain such an amendment, or if an attempted amendment thereof would be ineffective or would adversely affect the rights of Applera or Celera thereunder, Applera and Celera will cooperate in negotiating a mutually agreeable arrangement (each such Contract, a “Shared Contract” and, collectively, the “Shared Contracts”) with respect to such contractual arrangements to the extent legally permissible, under which Applera or Celera, as applicable, will obtain the benefits and assume or be responsible for the obligations thereunder.

(d)     With respect to any contractual arrangement between or among Applera or any of its Subsidiaries and any other Person (other than the Separation Documents) that is not subject to Section 2.1(c), but which either relates to both the Applied Biosystems Business and the Celera Business or relates solely to the Applied Biosystems Business or the Celera Business, but, by its terms, contain provisions applicable to the other Group, which provisions such other Group desires to continue following the Redemption, then Applera and Celera shall, and shall cause the Applied Biosystems Subsidiaries and Celera Subsidiaries, as applicable, to either (i) amend the contractual arrangement so that, following the Redemption, both Applera and Celera, and their respective Subsidiaries will continue to receive the same benefits thereunder, upon substantially the same terms as were in effect prior to the Redemption, (ii) enter into a new contractual arrangement with Celera or Applera, as applicable (to the extent it was not a party to such contractual arrangement prior to the Redemption), upon substantially the same terms as were in effect prior to the Redemption, or (iii) assign to such other Group those rights, benefits and obligations under the contractual arrangement that relate to such other Group so that, following the Redemption, such other Group will continue to receive the same benefits thereunder (and related obligations), upon substantially the same terms as were in effect prior to the Redemption (a “Partial Assignment”). If, in any case, such amendment, new contractual arrangement, or Partial Assignment cannot be obtained or effected, or if Applera or Celera conclude that it is not practicable or feasible to obtain such an amendment, such new contractual arrangement, or such Partial Assignment, or if an attempted amendment or Partial Assignment thereof or attempted establishment of a new contractual arrangement or Partial Assignment would be ineffective or would adversely affect the rights of Applera or Celera thereunder, Applera and Celera will cooperate in negotiating a mutually agreeable Shared Contract to the extent legally permissible, under which Applera or Celera, as applicable, shall obtain the benefits and assume or be responsible for the obligations thereunder.

(e)     Except as otherwise specifically set forth herein, the rights and obligations of the parties with respect to Taxes shall be governed exclusively by Article VIII of this Agreement and the Tax Matters Agreement. Accordingly, Taxes shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Section 2.1.

Section 2.2     Conveyance and Assumption Agreements. In connection with the transfer of the Celera Group Assets and the assumption of the Celera Group Liabilities contemplated by this Article II, Applera and Celera shall execute, or cause to be executed by the appropriate Applied Biosystems Subsidiary and Celera Subsidiary, respectively, conveyance and assumption instruments in such forms as shall be reasonably acceptable to Applera and Celera, including but not limited to one or more of the following: (i) a duly executed bill of sale; (ii) a duly executed general assignment and assumption agreement; (iii) a duly executed assignment of Trademarks; (iv) a duly executed assignment of Patents; and (v) a duly executed undertaking whereby Applera and/or Celera, as the case may be, shall assume and agree to perform, pay, or discharge, when due, Liabilities to be assumed by it.

Section 2.3     Certain Resignations. Except as set forth in Section 2.3 of the Disclosure Letter, at or prior to the Redemption Date, Applera shall use commercially reasonable efforts to cause each employee, officer, and director of Applera and any Applied Biosystems Subsidiary who is an officer or director (or the equivalent thereof) of Celera or any Celera Subsidiary but will not be an officer or director of Celera or a Celera Subsidiary after the Redemption to resign, effective not later than the Redemption, from all boards of directors or similar governing bodies of Celera or any Celera Subsidiary on which they serve (and all committees thereof), and from all positions as officers (or the equivalent thereof) of Celera or any Celera Subsidiary in which they serve. Except as set forth in Section 2.3 of the Disclosure Letter, Celera will use commercially reasonable efforts to cause each employee, officer, and director of Celera and any Celera Subsidiary who is an officer or director (or the equivalent thereof) of Applera or an Applied Biosystems Subsidiary but will not be an employee, officer or director of Applera or an Applied Biosystems Subsidiary after the Redemption to resign, effective not later than the Redemption, from all boards of directors or similar governing bodies of Applera or any Applied Biosystems Subsidiary on which they serve (and all committees thereof), and from all positions as officers (or the equivalent thereof) of Applera or any Applied Biosystems Subsidiary in which they serve. Notwithstanding the foregoing, if following the Redemption either Group determines that any employee, officer or director of the other Group continues to serve as an officer or director of such Group, but should have resigned from such position pursuant to this Section 2.3, then each of the parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to cause such employee, officer or director to resign from such position as promptly as reasonably practicable.

Section 2.4     Other Agreements. Each of Applera and Celera shall, prior to the Redemption, enter into, or cause the appropriate Applied Biosystems Subsidiary or Celera Subsidiary, as the case may be, to enter into, the other Separation Documents to which it is a party.

Section 2.5     Transfers Not Effected Prior to the Redemption; Transfers Deemed Effective as of the Redemption Date.

(a)     Prior to the Redemption Date, Applera and Celera shall use commercially reasonable efforts to identify all Assets (other than Contracts, which shall be governed by Section 2.1 hereof) that cannot be separated in a commercially reasonable manner, and Celera and Applera will enter into appropriate arrangements regarding such Shared Assets (collectively, the “Shared Assets”), including the costs related to the use of such Shared Assets.

(b)     Notwithstanding Section 2.5(a) hereof, to the extent that any transfers of Assets or Liabilities contemplated by this Article II shall not have been consummated on or prior to the Redemption Date, the parties shall cooperate and use commercially reasonable efforts to effect the transfer of such Assets and such Liabilities as promptly following the Redemption Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed until such time as all legal impediments to such transfer or assumption have been removed; provided, however, that Applera and Celera shall, and shall cause each of their respective Subsidiaries to, use reasonable best efforts to obtain any Consents for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, effective on or before the Redemption Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to whom such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably practicable, in substantially the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby; provided, however, notwithstanding the foregoing, the party retaining any Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the party entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the party entitled to the Asset. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected in accordance with the terms of this Agreement and/or the applicable Separation Document. Subject to the foregoing and to the extent permitted by law and to the extent otherwise permissible in light of any Consent, the parties agree that, as of the Redemption Date (or such earlier time as any such Asset may have been assigned or Liability assumed), the party to whom any such Asset is assigned or by whom such Liability is assumed pursuant to this Section 2.5(b) shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(c)     If subsequent to the Redemption Date, Applera shall either (i) receive written notice from Celera or (ii) determine that certain specified Assets of Applera or an Applied Biosystems Subsidiary that properly constitute Celera Group Assets were not transferred to Celera or a Celera Subsidiary prior to the Redemption, then, as soon as reasonably practicable thereafter, Applera shall transfer and deliver, or shall cause the applicable Applied Biosystems Subsidiary to transfer and deliver, any and all of such Assets to Celera or a Celera Subsidiary designated by it without the payment by Celera or such Celera Subsidiary of any consideration therefor. If subsequent to the Redemption Date, Celera shall either (i) receive written notice from Applera or (ii) determine that certain specified Assets of Celera or a Celera Subsidiary that do not properly constitute Celera Group Assets were transferred to or held by Celera or a Celera Subsidiary prior to the Redemption, then, as soon as reasonably practicable thereafter, Celera shall transfer and deliver, or shall cause the applicable Celera Subsidiary to transfer and deliver, any and all of such Assets to Applera or an Applied Biosystems Subsidiary designated by it without the payment by Applera or such Applied Biosystems Subsidiary of any consideration therefor.

(d)     If subsequent to the Redemption Date, Applera or Celera shall either (i) receive written notice from the other Group or (ii) determine that certain specified Liabilities of Applera or an Applied Biosystems Subsidiary that properly constitute Celera Group Liabilities were not assumed by Celera or a Celera Subsidiary prior to the Redemption, then, as soon as reasonably practicable thereafter, Applera shall permit, or shall cause the applicable Applied Biosystems Subsidiary to permit, Celera or a Celera Subsidiary to assume (and Celera or such Celera Subsidiary as soon as commercially practicable shall assume) such Liabilities without payment by Applera or any Applied Biosystems Subsidiary of any consideration for such assumption; provided that, in the event that Celera or one or more Celera Subsidiaries cannot practicably assume any such Liabilities, then Celera shall indemnify, defend and hold harmless the Applera Indemnified Parties from, against and in respect of any and all Indemnifiable Losses of the Applera Indemnified Parties arising out of, relating to or resulting from, directly or indirectly, such Liabilities. If subsequent to the Redemption Date, Applera or Celera shall either (i) receive written notice from the other Group or (ii) determine that certain specified Liabilities of Celera or a Celera Subsidiary that do not properly constitute Celera Group Liabilities were assumed by Celera or a Celera Subsidiary prior to the Redemption, then, as soon as reasonably practicable thereafter, Celera shall permit, or shall cause the applicable Celera Subsidiary to permit, Applera or an Applied Biosystems Subsidiary to assume (and Applera or such Applied Biosystems Subsidiary as soon as commercially practicable shall assume) such Liabilities without the payment by Celera or any Celera Subsidiary of any consideration for such assumption; provided that, in the event that Applera or one or more of the Applied Biosystems Subsidiaries cannot practicably assume any such Liabilities, then Applera shall indemnify, defend and hold harmless the Celera Indemnified Parties from, against and in respect of any and all Indemnifiable Losses of the Celera Indemnified Parties arising out of, relating to or resulting from, directly or indirectly, such Liabilities.

(e)     Any disagreement regarding whether or not any Asset or Liability was or should have been a Celera Group Asset or Celera Group Liability, on the one hand, or an Applied Biosystems Group Asset or Applied Biosystems Group Liability, on the other hand, shall be resolved in accordance with the provisions of Article XIII hereof.

Section 2.6     Securities Matters.

(a)     Prior to the Redemption Date, Applera and Celera shall use their respective reasonable best efforts to cause the Registration Statement and any amendments or supplements thereto to be declared effective under the Securities Act. Applera and Celera shall also cooperate in preparing and filing with the SEC, upon Celera's eligibility to do so, and causing to become effective any registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any Celera Equity Incentive Plan or appropriate in connection with the transactions contemplated by this Agreement or the other Separation Documents.

(b)     Prior to the Redemption Date, Celera shall prepare and file with the SEC a registration statement on Form 8-A registering under the Exchange Act the shares of Celera Common Stock to be issued in the Redemption in exchange for shares of Celera Group Common Stock and shares of Celera Common Stock to be issued pursuant to the Celera Equity Incentive Plan (the “Form 8-A”), and shall take all actions necessary to cause it to become effective prior to the Redemption Date.

(c)     Prior to the Redemption Date, Celera shall use commercially reasonable efforts to take all such actions as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the transactions contemplated by this Agreement or the other Separation Documents.

Section 2.7     Listing.

(a)     Prior to the Redemption Date, Celera shall prepare and submit to The NASDAQ Stock Market LLC (“NASDAQ”) an application for listing on NASDAQ the shares of Celera Common Stock to be issued in the Redemption in exchange for shares of Celera Group Common Stock and shares of Celera Common Stock to be issued pursuant to the Celera Equity Incentive Plan, and shall use its reasonable best efforts to obtain, prior to the Redemption Date, approval for the listing of such shares, subject to official notice of issuance.

(b)     Prior to the Redemption Date, Applera shall prepare and submit to the New York Stock Exchange, Inc. (“NYSE”) amendments to Applera's listing application with the NYSE to provide for the delisting of the shares of Celera Group Common Stock, effective as of the Redemption Date.

Section 2.8     Celera Organizational Documents. On or prior to the Redemption Date, Celera and Applera shall take all actions reasonably necessary to amend and restate the certificate of incorporation and by-laws of Celera substantially in the form attached hereto as Exhibits A and B, respectively.

Section 2.9     Intercompany Accounts. Applera, on behalf of itself and each Applied Biosystems Subsidiary, on the one hand, and Celera, on behalf of itself and each Celera Subsidiary, on the other hand, shall, to the extent practicable, prior to the Redemption, settle, cancel or otherwise eliminate all Intercompany Accounts. To the extent that it is not practicable for Applera and Celera to settle, cancel or otherwise eliminate all Intercompany Accounts prior to the Redemption, then each of Applera and Celera shall, promptly following the Redemption, settle, cancel or otherwise eliminate all Intercompany Accounts. For the avoidance of doubt, the provisions of this Section 2.9 shall not apply to any intercompany receivables, payables or other balances arising under any of the Separation Documents.

Section 2.10     Kauai Agreement. Prior to the Redemption, Applera and Celera shall negotiate in good faith to agree upon the form and substance of the Kauai Agreement (as such term is defined in the Operating Agreement).

ARTICLE III

THE REDEMPTION

Section 3.1     Actions Prior to Redemption.

(a)     Subject to the satisfaction, or to the extent permitted by Applicable Law, waiver, of the conditions set forth in Article IV hereof, the Board, consistent with the Restated Certificate and Delaware law, shall establish the Redemption Date and any necessary or appropriate procedures in connection with the Redemption.

(b)     Applera shall prepare and mail, at least thirty-five (35) Trading Days, but not more than forty-five (45) Trading Days, prior to the Redemption Date, to all holders of Celera Group Common Stock on the Holder Determination Date, the Notice of Redemption, as required by the Restated Certificate. Applera and Celera will prepare, and Celera will, to the extent required under Applicable Law, file with the SEC any such documentation which Applera determines is necessary or desirable to effectuate the Redemption and Applera and Celera shall each use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

Section 3.2     Rights of Applera Stockholders.

(a)     From and after the Redemption Date, holders of certificates formerly evidencing shares of Celera Group Common Stock (“Celera Group Stock Certificates”) shall cease to have any rights as stockholders of Applera, and until thereafter surrendered for Redemption, each Celera Group Stock Certificate that, prior to the Redemption Date, evidenced shares of Celera Group Common Stock, shall be deemed and treated for all purposes to evidence only the right to receive in the Redemption, a number of shares of Celera Common Stock equal to the number of shares of Celera Group Common Stock evidenced by such Celera Group Stock Certificate.

(b)     From and after the Redemption Date, each outstanding stock certificate that, prior to the Redemption Date, evidenced a number of shares of Applied Biosystems Group Common Stock shall remain outstanding and be deemed and treated for all purposes to evidence ownership of the same number of shares of common stock, par value $0.01 per share, of Applera.

Section 3.3     Exchange Agent. Prior to the Redemption Date, Applera shall appoint an agent for the holders of Celera Group Common Stock (the “Exchange Agent”) for the

purpose of exchanging Celera Group Stock Certificates for the shares of Celera Common Stock that holders of the Celera Group Stock Certificates shall be entitled to receive pursuant to the Redemption. Subject to the satisfaction, or to the extent permitted by Applicable Law, waiver, of the conditions set forth in Article IV hereof, on or prior to the Redemption Date, Applera will authorize the book entry transfer by the Exchange Agent, for the benefit of holders of record of Celera Group Common Stock, of a number of shares of Celera Common Stock equal to the number of issued and outstanding shares of Celera Group Common Stock on the Redemption Date, and shall provide all book-entry transfer authorizations that the Exchange Agent shall require from and after the Redemption Date, to effect the exchange on behalf of each such holder or designated transferee or transferees of such holder, of outstanding shares of Celera Group Common Stock for the appropriate number of shares of Celera Common Stock.

(a)     Celera and Applera, as the case may be, will provide to the Exchange Agent any information required in order to complete the Redemption on the basis specified above.

(b)     Exchange Procedure. Following the Redemption Date, Applera shall send, or shall cause to be sent, to each holder of record of shares of Celera Group Common Stock at the close of business on the Business Day prior to the Redemption Date, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Celera Group Stock Certificates shall pass, only upon delivery of the Celera Group Stock Certificates to the Exchange Agent and shall be in customary form and have such other customary provisions as Applera reasonably specifies) providing instructions for use in effecting the surrender of Celera Group Stock Certificates in exchange for book-entry shares of Celera Common Stock. Upon surrender of a Celera Group Stock Certificate for cancellation to the Exchange Agent, together with the letter of transmittal referred to in this Section 3.3(b) duly executed and completed in accordance with its terms, the holder of such Celera Group Stock Certificate shall be entitled to receive in exchange therefor book-entry shares in uncertificated form of Celera Common Stock equal to the number of shares represented by such surrendered Celera Group Stock Certificate. In the event of a transfer of ownership of shares of Celera Group Common Stock which is not registered in the transfer records of Applera, book-entry transfer representing the Celera Common Stock for which such shares of Celera Group Common Stock are exchangeable in accordance with Section 3.2(a) may be made on behalf of a transferee if the Celera Group Stock Certificate representing such shares of Celera Group Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid by the stockholder. Until surrendered as contemplated by this Section 3.3, each Celera Group Stock Certificate shall, after the Redemption Date, represent for all purposes only the right to receive that number of shares of Celera Common Stock for which the shares of Celera Group Common Stock are exchangeable in accordance with Section 3.2 hereof.

(c)     Distributions With Respect To Unexchanged Shares. No dividends or other distributions declared, made or paid after the Redemption Date with respect to Celera Common Stock with a record date on or after the Redemption Date shall be paid to the holder of any unsurrendered Celera Group Stock Certificate with respect to the Celera Common Stock represented thereby until the holder of record of such Celera Group Stock Certificate shall surrender such Celera Group Stock Certificate in accordance with this Section 3.3. Subject to the effect of Applicable Law, following surrender of any such Celera Group Stock Certificate, there shall be paid to the record holder of shares of Celera Common Stock, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Redemption Date which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such Celera Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Redemption Date but prior to surrender and a payment date subsequent to surrender payable with respect to such Celera Common Stock. Dividends or other distributions with a record date on or after the Redemption Date, but prior to surrender of Celera Group Stock Certificates by holders thereof payable in respect of Celera Common Stock held by the Exchange Agent, shall be held in trust, without accruing any interest thereon, for the benefit of such holders of Celera Group Stock Certificates.

(d)     No Further Ownership Rights in Celera Group Common Stock. All Celera Common Stock issued upon the surrender for exchange of Celera Group Stock Certificates in accordance with the terms hereof shall be deemed to have been issued at the Redemption Date in full satisfaction of all rights pertaining to the Celera Group Common Stock represented thereby. From and after the Redemption Date, there shall be no further registration of transfers thereon of the Celera Group Common Stock. If, after the Redemption Date, Celera Group Stock Certificates are presented to Applera or Celera for any reason, they shall be canceled and exchanged as provided in this Section 3.3.

Section 3.4     Treatment of Celera Group Stock Options and Restricted Stock Units.

(a)     Stock Options. Each of Applera and Celera shall take all actions necessary so that each Celera Group Option which is outstanding and unexercised immediately prior to the Redemption Date shall be assumed as of the Redemption Date by Celera and deemed to constitute an option to purchase the same number of shares of Celera Common Stock as was subject to the Celera Group Option being assumed, at the same exercise price, for the same remaining period and subject to the same terms and conditions (including those relating to vesting) applicable to the Celera Group Option being assumed. For purposes of this Section 3.4(a), each Applera Employee who holds a Celera Group Option after the Redemption shall be treated, for purposes of the applicable equity plan or arrangement, as if such Applera Employee were a Celera Employee; provided, however, that each incentive stock option of Celera held by an Applera Employee will be converted into a non-qualified stock option on the ninety-first (91st) day following the Redemption. For purposes of this Section 3.4(a), each Celera Employee who holds an Applied Biosystems Group Option after the Redemption shall be treated, for purposes of the applicable equity plan or arrangement, as if such Celera Employee was an Applera Employee; provided, however, that each Applied Biosystems Group Option that is an incentive stock option and held by a Celera Employee will be converted into a non-qualified stock option on the ninety-first (91st) day following the Redemption.

(b)     Restricted Stock Units. Each of Applera and Celera shall take all actions necessary so that each Celera Group RSU which is outstanding immediately prior to the Redemption Date shall be assumed as of the Redemption Date by Celera and deemed to constitute a restricted stock unit of Celera representing the right to receive an equal number of shares of

Celera Common Stock, subject to the same terms and conditions (including those relating to vesting) applicable to the Celera Group RSU being assumed. For purposes of this Section 3.4(b), each Applera Employee who holds a Celera Group RSU after the Redemption shall be treated, for purposes of the applicable equity plan or arrangement, as if such employee were an employee of Celera or a Celera Subsidiary. For purposes of this Section 3.4(b), each Celera Employee who holds a restricted stock unit of the Applied Biosystems Group after the Redemption shall be treated, for purposes of the applicable equity plan or arrangement, as if such Celera Employee was an Applera Employee.

(c)     Each of Applera and Celera shall take all actions necessary so that each performance unit (a “Performance Unit”) granted pursuant to the Applera Corporation Performance Unit Bonus Plan which is outstanding immediately prior to the Redemption Date shall be assumed as of the Redemption Date by Celera and deemed to constitute a Celera Group Liability, subject to the same terms and conditions (including those relating to vesting and price targets) applicable to the Performance Unit, granted with respect to the performance of Celera Group Common Stock, being assumed.

(d)     To facilitate recordkeeping, withholding and other obligations, including compliance with this Section 3.4 and Section 3.5, Applera and Celera agree to cooperate and share information following the Redemption in order to carry out the purposes of Sections 3.4 and 3.5 of this Agreement, including promptly informing the other party if a holder of options, restricted stock units or restricted stock terminates employment or otherwise experiences a change to such holder’s employment status, vests in an award or exercises an option.

Section 3.5     Treatment of Celera Group Restricted Stock. From and after the Redemption Date, holders of restricted shares of Celera Group Common Stock shall cease to have any rights as stockholders of Applera and, until such Celera Group Stock Certificates are surrendered for transfer or exchange pursuant to Section 3.3 hereof, each Celera Group Stock Certificate that, prior to the Redemption Date, evidenced restricted shares of Celera Group Common Stock, shall be deemed and treated for all purposes to evidence only the right to receive in the Redemption, a number of restricted shares of Celera Common Stock equal to the number of restricted shares of Celera Group Common Stock held by such holder on the Redemption Date. Such restricted shares of Celera Common Stock received by a holder in the Redemption shall be subject to the same terms and conditions (including those relating to vesting) as were applicable to such holder’s shares of restricted Celera Group Common Stock. For purposes of this Section 3.5, each Applera Employee who holds shares of Celera Group restricted stock shall be treated, for purposes of the applicable equity plan or arrangement, as if such Applera Employee were a Celera Employee.

Section 3.6     Closing. The closing of the Separation will take place on the Redemption Date and shall be effective at 12:01 a.m. local time on the Redemption Date, unless the parties hereto agree in writing to another time, date and place.

ARTICLE IV

CONDITIONS

Section 4.1     Conditions to the Separation. The respective obligations of Applera and Celera to consummate the Separation are subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of each of the following conditions:

(a)     Business Separation. The transfer of the Celera Group Assets to, and the assumption of the Celera Group Liabilities, including, without limitation, the Scheduled Liabilities, by, Celera or a wholly owned Celera Subsidiary pursuant to Article II hereof, shall have been effected and all of the conditions to the Redemption set forth in Article IV, Section 2.4 of the Restated Certificate shall have been satisfied;

(b)     Separation Documents. Each of Applera and Celera shall have executed and delivered each of the Separation Documents;

(c)     Registration. The Registration Statement and the Form 8-A shall have been declared effective under the Securities Act and the Exchange Act, respectively, and shall not be the subject of any stop order or proceeding to seek a stop order;

(d)     Listing. The shares of Celera Common Stock to be issued in the Redemption in exchange for shares of Celera Group Common Stock and shares of Celera Common Stock to be issued pursuant to the Celera Equity Incentive Plan shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(e)     Tax Opinion. Applera shall have received an opinion letter from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), dated the Redemption Date, such opinion letter to be in form and substance reasonably satisfactory to Applera, as to the tax consequences of the Separation (the “Tax Opinion”). In rendering the Tax Opinion, Skadden may rely on such documents, information and materials as it deems necessary or appropriate, including, without limitation, upon (1) the representations contained in this Agreement and (2) representations from Applera, Celera and their Affiliates and other parties as Skadden may reasonably request for purposes of rendering the Tax Opinion;

(f)     Consents and Approvals. Those Consents set forth on Section 4.1(f) of the Disclosure Letter shall have been obtained and be in full force and effect; and

(g)     No Injunctions. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Separation, the Redemption or any of the other transactions contemplated by this Agreement or any other Separation Document shall be in effect.

ARTICLE V

INTERCOMPANY BUSINESS RELATIONSHIPS

FOLLOWING THE SEPARATION

Section 5.1     Transition Services. Prior to or on the Redemption Date, Applera and Celera shall execute and deliver, or cause to be executed and delivered, the Transition Services Agreement (the “Transition Services Agreement”), substantially in the form of Exhibit C.

Section 5.2     Master Purchase Agreement. Prior to or on the Redemption Date, Applera and Celera shall execute and deliver, or cause to be executed and delivered, the Master Purchase Agreement (the “Master Purchase Agreement”), substantially in the form of Exhibit D.

Section 5.3     Operating Agreement. Prior to or on the Redemption Date, Applera and Celera shall execute and deliver, or cause to be executed and delivered, the Operating Agreement (the “Operating Agreement”), substantially in the form of Exhibit E.

Section 5.4     Conflict of Interest and Confidentiality Agreement. Prior to the Redemption Date, Applera shall enter into the Applera Corporation Transition Conflict of Interest and Confidentiality Agreement, substantially in the form of Exhibit F, with each Celera Employee that will be employed by Celera or a Celera Subsidiary following the Redemption.

Section 5.5     Joint Defense Agreement. Prior to or on the Redemption Date, Applera and Celera shall execute and deliver, or cause to be executed and delivered, the Joint Defense Agreement referred to in Section 9.4(b).

Section 5.6     Intellectual Property, Trademarks and Licenses.

(a)     License Agreements. Prior to or on the Redemption Date, Applera and Celera shall execute and deliver, or cause to be executed and delivered, the Livak Patent License Agreement (the “Livak License Agreement”), substantially in the form of Exhibit G, the HLA Patent License Agreement (the “HLA License Agreement”), substantially in the form of Exhibit H, and the HIVD License Agreement, in such form as is mutually agreed upon by Celera and Applera (the “HIVD License Agreement”, and collectively with the Livak License Agreement and HLA License Agreement, the “License Agreements”).

(b)     Applera Name and Other Trademarks. Celera shall discontinue all use, within one (1) year after the Redemption Date, and shall not make any new use, of (i) any Trademark owned, possessed by or under the control of the Applied Biosystems Group or which includes the name “Applera” or (ii) any Trademark derivative of or similar to any of the foregoing in subsection (i) (collectively, “Non-Permitted Marks”). In furtherance of the foregoing, as soon as commercially practicable after the Redemption Date, but in any event within one (1) year thereafter, except as mutually agreed in writing and except as permitted in Section 5.6(c), Celera will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all displays of Non-Permitted Marks from any of the Celera Group Assets, including exterior signs and other identifiers located on any of property or premises, vehicles, web sites, software, email, products, supplies and documents (including, but not limited to, purchase orders, forms, labels, packaging and shipping materials, catalogues, stationery, sales brochures, business cards, operating manuals, instructional manuals, advertising materials and similar material), and other materials and systems; provided, however, that, notwithstanding the foregoing, nothing contained in this Agreement shall prevent Celera from using such names in public filings with Governmental Authorities, materials intended for distribution to either party’s stockholders or any other communication in any medium to the extent necessary or appropriate to describe the relationship between the parties, or from undertaking any other use of a Non-Permitted Mark that constitutes a permitted “fair use” under applicable law. Any use by the Celera Group of the Non-Permitted Marks shall be subject to their compliance with the quality control requirements in effect for those Non-Permitted Marks as of the Redemption Date.

(c)     Products, Supplies and Documents. Celera shall have the right to use its existing products, supplies, and documents (including, but not limited to, purchase orders, forms, labels, packaging and shipping materials, catalogues, stationery, sales brochures, business cards, operating manuals, instructional manuals, advertising materials and similar material) which have imprinted thereon or otherwise use a Non-Permitted Mark following the Redemption Date; provided, however, that Celera agrees (i) to use only such supplies and documents existing in inventory as of the Redemption Date and (ii) not to order any additional supplies and documents which have imprinted thereon or otherwise use a Non-Permitted Mark.

(d)     Out Licenses. In the event that Applera and Celera are unable to amend the license agreements with third parties set forth on Section 5.6(d) of the Disclosure Letter (the “Out Licenses”) to add Celera or a Celera Subsidiary as a party thereto or enter into new license agreements with Celera or a Celera Subsidiary, in either case, upon terms that are substantially similar to the terms in such agreements relating to the Celera Business or the Celera Group Assets as are then in effect, then Applera agrees from and after the Redemption Date to pay Celera all royalties, milestone payments and other amounts received pursuant to such Out Licenses relating to the Celera Business or the Celera Group Assets.

Section 5.7     Litigation.

(a)     Subject to subsection (g) hereof and except as provided in the other Separation Documents, including, without limitation, the Tax Matters Agreement, following the Redemption Date, Applera shall have exclusive authority and control over the investigation, prosecution, defense and appeal and shall bear all costs, expenses, and Liabilities, and shall be entitled to retain all amounts received as proceeds, settlements, judgments, and awards, of all pending Actions listed in Section 5.7(a) of the Disclosure Letter (each, an “Applera Action”), and may settle or compromise, or consent to the entry of any judgment with respect to, any such Applera Action without the consent of Celera; provided, however, that in the event such settlement, compromise or judgment assigns any fault or responsibility to Celera or any Celera Subsidiary or is otherwise reasonably likely to have an adverse effect on the Celera Business, Celera’s consent to any such settlement, compromise or judgment will be required (which consent shall not be unreasonably withheld, delayed or conditioned). In furtherance of the foregoing, neither Celera nor a Celera Subsidiary shall be entitled to participate in the defense of, or share in any proceeds, settlements, judgments or awards resulting from, nor shall it bear any responsibility with respect to any costs, expenses, or Liabilities associated with any Applera Action.

(b)     Subject to subsection (g) hereof and except as provided in the other Separation Documents, including, without limitation, the Tax Matters Agreement, following the Redemption Date, Celera shall have exclusive authority and control over the investigation, prosecution, defense and appeal and shall bear all costs, expenses, and Liabilities, and shall be entitled to retain all amounts received as proceeds, settlements, judgments, and awards of all pending Actions listed in Section 5.7(b) of the Disclosure Letter (each, a “Celera Action”), and may settle or compromise, or consent to the entry of any judgment with respect to, any such Celera Action without the consent of Applera; provided, however, that in the event such settlement, compromise or judgment assigns any fault or responsibility to Applera or any Applied Biosystems Subsidiary or is otherwise reasonably likely to have an adverse effect on the Applied Biosystems Business, Applera’s consent to any such settlement, compromise or judgment will be required (which consent shall not be unreasonably withheld, delayed or conditioned). In furtherance of the foregoing, neither Applera nor an Applied Biosystems Subsidiary shall be entitled to participate in the defense of, or share in any proceeds, settlements, judgments or awards resulting from, nor shall it bear any responsibility with respect to any costs, expenses, or Liabilities associated with, any Celera Action.

(c)     Subject to subsection (g) hereof and except as provided in the other Separation Documents, including, without limitation, the Tax Matters Agreement, following the Redemption Date, Applera shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all pending Actions listed in Section 5.7(c) of the Disclosure Letter (each, a “Joint Action” and, collectively with the Applera Actions and Celera Actions, the “Pending Actions”). Applera shall bear all costs, expenses, and Liabilities of, and shall be entitled to retain all amounts received as proceeds, settlements, judgments, and awards in such Joint Actions; provided that, promptly following a final determination with respect to any Joint Action, including the rendering of a final judgment that has become nonappealable, settlement, or other final resolution, the Transition Teams (as defined in Section 13.1) shall determine whether, and to what extent, the final resolution of such Joint Action related to the Celera Business, Celera Group Assets and/or Celera Group Liabilities based upon the written opinion or order of the court, the evidence presented to the court, and any other evidence involved in determining the final resolution of such Joint Action. In the event that it is so determined that the final resolution of such Joint Action related to the Celera Business, Celera Group Assets and/or Celera Group Liabilities, then Celera shall (i) bear its proportionate share (as determined by the Transition Teams) of any costs, expenses and Liabilities arising out of or relating to such Joint Action (and shall promptly reimburse Applera for such proportionate share of any costs, expenses and Liabilities theretofore borne by Applera) or (ii) be entitled to receive (and Applera shall promptly, upon receipt, pay to Celera) its proportionate share (as determined by the Transition Teams) of any amounts received by Applera as proceeds, settlements, judgments and awards resulting from such Joint Action. Applera may settle or compromise, or consent to the entry of any judgment with respect to, any such Joint Action without the consent of Celera and neither Celera nor a Celera Subsidiary shall be entitled to participate in the defense of, any Joint Action; provided, however, that in the event that such settlement, compromise or judgment assigns any fault or responsibility to Celera or a Celera Subsidiary or is otherwise reasonably likely to have an adverse effect on the Celera Business, Celera’s consent shall be required (which consent shall not be unreasonably withheld, delayed or conditioned); provided further, that in the event that, during the pendency of such Joint Action, the Transition Teams determine that such Joint Action relates to the Celera Business, Celera Group Assets and/or Celera Group Liabilities based upon the evidence in such case, as well as court submissions, then the Transition Teams shall determine whether, and to what extent, Celera shall be entitled to participate in or control the defense or prosecution of such Joint Action.

(d)     Following the Redemption Date, Applera shall have exclusive authority and control over the investigation, prosecution, defense and appeal of the Celera Class Action, provided that, pursuant to Section 11.1(e) hereof, Celera shall indemnify the Applera Indemnified Parties for, and shall bear all costs, expenses, and Liabilities arising out of, relating to or resulting from, the Celera Class Action. Applera shall not settle or compromise, or consent to the entry of any judgment with respect to, the Celera Class Action without the consent of Celera (which consent shall not be unreasonably withheld, delayed or conditioned). In furtherance of the foregoing, neither Celera nor any Celera Subsidiary shall be entitled to participate in the defense of the Celera Class Action.

(e)     Subject to subsections (f) and (g) hereof and except as provided in the other Separation Documents, including, without limitation, the Tax Matters Agreement:

(i)     with respect to any Action brought by or against Applera or Celera or their respective Subsidiaries, on the one hand (the party bringing such Action or against whom such Action is brought being referred to herein as the “Named Party”), and any third Person, on the other hand, that does not constitute a Pending Action (each, an “Other Action”), the Named Party shall determine in good faith whether such Other Action relates to the business, Assets or Liabilities of the other Group. If the Named Party determines in good faith that such Other Action does not relate to the business, Assets or Liabilities of the other Group, then such Named Party shall not be obligated to refer such Action to the Transition Teams in accordance with this Section 5.7(e) and such Named Party shall have exclusive authority and control over the investigation, prosecution, defense and appeal and shall bear all costs, expenses and Liabilities and shall be entitled to retain all amounts received as proceeds, settlements, judgments and awards of such Other Action.

(ii)     In the event that the Named Party determines in good faith that such Other Action relates to the business, Assets or Liabilities of the other Group, then such Named Party shall refer such Other Action to the Transition Teams so that the Transition Teams may determine in good faith whether such Other Action relates primarily to the Celera Business, Celera Group Assets and/or Celera Group Liabilities, on one hand, or the Applied Biosystems Business, Applied Biosystems Group Assets and/or Applied Biosystems Group Liabilities, on the other hand, and whether Applera or Celera should have exclusive authority and control over the investigation, prosecution, defense and appeal of such Other Action or whether Applera and Celera should jointly control such Other Action. Notwithstanding the foregoing, if the Named Party initially determines in good faith that such Other Action does not relate to the business, Assets or Liabilities of the other Group, but subsequent to such determination, the Named Party determines in good faith that such Other Action does then relate to the business, Assets or Liabilities of the other Group as a result of new or additional claims being brought or otherwise, then the Named Party shall refer such Other Action to the Transition Teams in accordance with this Section 5.7(e).

(iii)     During the course of such Other Action any party maintaining exclusive authority and control over such Other Action shall bear all costs, expenses, and Liabilities of prosecuting or defending such Other Action; provided that, in the event that the Transition Teams determine that Applera and Celera shall jointly control the defense of such Other Action, then Applera and Celera shall share the costs, expenses and Liabilities of prosecuting or defending such Other Action in such proportion as shall be determined by the Transition Teams.

(iv)     If either Applera or Celera shall have exclusive authority and control over the investigation, prosecution, defense and appeal of such Other Action pursuant to this Section 5.7(e), it may settle or compromise, or consent to the entry of any judgment with respect to, any such Other Action without the consent of the other party; provided, however, that in the event that such settlement, compromise or judgment assigns any fault or responsibility to such other party or any of its Subsidiaries or is otherwise reasonably likely to have an adverse effect on the business of such party, such party’s consent shall be required (which consent shall not be unreasonably withheld, delayed or conditioned).

(v)     Promptly following such time that a final determination with respect to such Other Action, including the rendering of a final judgment that has become nonappealable, settlement or other final resolution, the Transition Teams shall determine whether, and to what extent, the final resolution of such Other Action related to the Celera Business, Celera Group Assets and/or Celera Group Liabilities, on one hand, and the Applied Biosystems Business, Applied Biosystems Group Assets and/or Applied Biosystems Group Liabilities, on the other hand, based upon the written opinion or order of the court, the evidence presented to the court, and any other evidence involved in determining the final resolution of such Other Action. In the event that it is so determined that the final resolution of such Other Action related to both the Applied Biosystems Business and the Celera Business, then each of Applera and Celera shall (A) bear its proportionate share (as determined by the Transition Teams) of any costs, expenses and Liabilities arising out of or relating to such Other Action (and shall promptly reimburse the party responsible for advancing the costs of prosecuting or defending such Other Action for its proportionate share of any costs, expenses and Liabilities theretofore borne by such party) or (B) be entitled to receive its proportionate share (as determined by the Transition Teams) of any amounts received as proceeds, settlements, judgments and awards in such Joint Action (and the party receiving such amounts shall promptly pay to the other party its proportionate share thereof).

(f)     Subject to subsection (g) hereof and except as provided in the other Separation Documents, including, without limitation, the Tax Matters Agreement, notwithstanding subsection (e) hereof, if the Transition Teams determine in good faith that any Other Action relates primarily to the Separation, the Redemption and/or the Registration

Statement, Applera shall have exclusive authority and control over the investigation, prosecution, defense and appeal of such Other Action, and all costs and expenses of such prosecution, defense and appeal of such Other Action shall be shared by Applera and Celera pursuant to Article XI hereof. Applera may not settle or compromise, or consent to the entry of any judgment with respect to, any such Other Action without the consent of Celera (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, with respect to any such Other Action determined by the Transition Teams to relate primarily to the Separation, the Redemption and/or the Registration Statement, Celera shall be entitled, at its own cost and expense (and without any right to indemnification for such costs and expenses under Article XI or otherwise), to participate in the defense of such Other Action.

(g)     Except as provided in Section 11.5(a) with respect to an Indemnified Party, but notwithstanding any other provision of this Agreement, if and so long as either

(i)     Applera or any of the Applied Biosystems Subsidiaries or their respective directors, officers or employees is named as a party to a Celera Action or any Joint Action or Other Action, the defense or prosecution of which is being controlled by Celera; or

(ii)     Celera or any of the Celera Subsidiaries or their respective directors, officers or employees is named as a party to an Applera Action or any Joint Action or Other Action, the defense or prosecution of which is being controlled by Applera;

then neither Celera nor Applera, as the case may be, may settle or compromise, or consent to the entry of any judgment with respect to, any such Action without the prior written consent of such other named party (which consent may not be unreasonably withheld, delayed or conditioned), unless such settlement (i) includes a release of such other named party and such party’s directors, officers or employees (to the extent such directors, officers or employees are named in such Action) from all claims involved in such Action and (ii) does not require such other named party or such party’s directors, officers or employees (to the extent such directors, officers or employees are named in such Action) to admit any fault, responsibility, or Liability or make or forego any payment (other than Celera or Applera’s obligation to bear its proportionate share of costs, expenses and Liabilities pursuant to this Section 5.7) or forego or take any action. Each of Celera and Applera shall cooperate fully with the other and its counsel in the investigation, defense and settlement of any such action described in this Section 5.7(g).

Section 5.8     Treatment of Payments Made and Received Following Redemption.

(a)     Each of Applera and Celera shall promptly reimburse or otherwise provide for payment to Celera and Applera, respectively, in accordance with the terms and conditions set forth in Section 5.8(a) of the Disclosure Letter, for any payments made following the Redemption Date or prior to the Redemption Date (but only if such payments have not been settled as between Celera and Applera prior to the Redemption) to third parties by Celera or

Applera, on behalf of Applera or Celera, respectively, in connection with the operation of such party’s business, including, without limitation, payments made by Applera with respect to Celera’s payroll obligations.

(b)     From and after the Redemption, each of Applera and Celera shall promptly deliver to the other party, in accordance with the terms and conditions set forth in Section 5.8(b) of the Disclosure Letter, any payments, checks, wire transfers or other amounts received by it following the Redemption in respect of amounts that are attributable and payable to such other party, including, without limitation, in respect of royalty or milestone payments from third parties, receivables or otherwise.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1     Celera Equity Incentive Plan and Employee Arrangements. Celera and Applera shall take all actions necessary so that Celera has (i) established at or prior to the Redemption Date the Celera Equity Incentive Plan and the New Celera Plans and (ii) entered into, assumed or amended any Employee Arrangements, in each case, as the parties deem necessary and appropriate.

Section 6.2     Treatment of Applera Corporate Employees. Prior to the Redemption, the Applera employees listed on Section 6.2 of the Disclosure Letter (the “Applera Transferred Employees”) shall be transferred from Applera to Celera or a Celera Subsidiary; provided, however, for the avoidance of doubt, the parties do not intend that the transfer of the Applera Transferred Employees to Celera or a Celera Subsidiary will constitute a termination of employment for these employees and, accordingly, no Applera Transferred Employee shall be entitled, solely as a result of such transfer, to any payments under any Employee Arrangements.

Section 6.3     Assumption and Retention of Liabilities.

(a)     Except as otherwise expressly provided herein, Celera shall assume and agree to pay, perform, fulfill and discharge, and Applera shall have no responsibility for, (i) all Liabilities under any Celera Group Plans or Employee Arrangements, (ii) all employment or service-related Liabilities with respect to (A) all Celera Employees (and their dependents and beneficiaries), (B) former Celera Employees (and their dependents and beneficiaries) whose last employment with Applera related primarily to the Celera Business and (C) any individual who is, or was, an independent contractor, temporary employee, consultant, leased employee, or non-payroll worker or in any other employment relationship primarily connected to the Celera Business, in each case, for periods during which such individuals were employees of or primarily performed services for the Celera Business, (iii) all employment-related Liabilities with respect to Applera Transferred Employees, (iv) any Liabilities of Applera, including Liabilities under an employee benefit plan sponsored by Applera, to the extent transferred to and assumed by Celera pursuant to this Article VI, and (v) except as set forth in Section 6.3(a) of the Disclosure Letter, Liabilities under an employee benefit plan or arrangement sponsored by Applera which provides welfare benefits to Celera Employees, former Celera employees, and Applera Transferred Employees (and in each case their dependents and beneficiaries).

(b)     Except as set forth in Section 6.3(b) of the Disclosure Letter or otherwise provided in Section 5.7, Applera shall retain all Liabilities arising out of or resulting from employment of Applera Transferred Employees by Applera for periods prior to the Redemption (including without limitation all Liabilities under Applera Plans) to the extent not expressly transferred to and assumed by Celera pursuant to this Article VI.

Section 6.4     Participation in the Applera Plans. Effective as of the consummation of the Redemption, Celera and the Celera Subsidiaries or any of them shall cease to be participating employers in any Applera Plan and Celera and the Celera Subsidiaries or any of them shall take all necessary actions prior to the Redemption to effectuate such cessation as participating employers.

Section 6.5     Sponsorship of the New Celera Plans. Effective as of the Redemption Date, Celera shall assume, or shall cause one of the Celera Subsidiaries to assume, sponsorship of each Celera Group Plan listed on Section 6.5 of the Disclosure Letter.

Section 6.6     UK Sharesave Plan. Celera agrees that, following consummation of the Separation, it shall, upon prior written notice from Applera, issue shares of Celera Common Stock to participants in the UK Sharesave Plan (as hereinafter defined) upon the exercise by such participants of Sharesave options to acquire Celera Group Common Stock granted to Applera Employees under the Applera Europe BV Sharesave Scheme 2001 (the “UK Sharesave Plan”). Applera agrees that, upon such issuance, it shall remit promptly to Celera all option proceeds received by Applera from any Applera Employees for payment of the exercise price upon exercise of such Sharesave options under the UK Sharesave Plan, subject to any legally required tax, social insurance, or similar deductions or withholdings.

Section 6.7     401(k) Plan. Except as provided in Section 6.7 of the Disclosure Letter, Applera and Celera shall cause, in the manner described herein, the account balances under the Employee 401(k) Savings Plan of Applera Corporation (the “Applera 401(k) Plan”) of each current and former Celera Employee and Applera Transferred Employee to be transferred to a defined contribution plan sponsored by Celera which includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Celera 401(k) Plan”) as soon as practicable after the Redemption Date. As soon as practicable after the Redemption Date: (i) Applera shall cause the accounts (including any outstanding loan balances) of each Celera Employee and Applera Transferred Employee in the Applera 401(k) Plan (without regard to any applicable vesting schedule) to be transferred to the Celera 401(k) Plan and its related trust in kind based on the investment election of the individuals; and (ii) as of the time of such transfer, Celera and the Celera 401(k) Plan shall assume and be solely responsible for all Liabilities under the Applera 401(k) Plan relating to the accounts that are so transferred. In determining whether a Celera Employee is vested in his or her account under the Celera 401(k) Plan, the Celera 401(k) Plan shall credit each Celera Employee, former employee or Applera Transferred Employee with all the individual’s service credited under the Applera 401(k) Plan.

Section 6.8     Applera Pension/Excess Plan. Applera shall retain all Liabilities, identified, or determined in the manner specified, in Section 6.8(i) of the Disclosure Letter, attributable to Celera Employees and Applera Transferred Employees under The Employee Pension Plan of Applera Corporation (the “Pension Plan”) and, as set forth in Section 6.8(ii) of the

Disclosure Letter, Liabilities under the Excess Benefit Plan of Applera Corporation and predecessor plans attributable to benefits which were unable to be accrued under the Pension Plan because such benefits were limited due to the application of limits under the Code and the Pension Plan.

Section 6.9     Retiree Health Coverage. Applera shall retain the Liabilities, attributable to Celera Employees and Applera Transferred Employees under the Applera Corporation Retiree Welfare Plan (the “Retiree Health Plan”), as set forth in Section 6.9 of the Disclosure Letter.

Section 6.10     Non-Qualified Deferred Compensation Plans. Celera shall assume all Liabilities, and shall receive a transfer of all related corporate assets relating to Celera Employees, former employees and Applera Transferred Employees under the Applera Plans listed on Section 6.10 of the Disclosure Letter (the “Non-Qualified Plans”) as of the Redemption, and thereafter the rights of the Celera Employees and the Applera Transferred Employees under the Non-Qualified Plans shall be determined under the terms of the corresponding New Celera Plans. In connection with the transfer of Liabilities under the Non-Qualified Plans, the existing corporate trust of Applera shall transfer the appropriate amount of Assets to a similar corporate trust to be established by Celera.

Section 6.11     Payroll Taxes and Reporting. Applera and Celera shall, to the extent practicable, (i) treat Celera as a “successor employer” and Applera as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Celera Employees and Applera Transferred Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Celera Employee and Applera Transferred Employees for the calendar year in which the Redemption occurs. Applera and Celera shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate Governmental Authorities of compensation earned by their respective employees after the Redemption Date, including compensation related to the exercise of options.

Section 6.12     No Third Party Beneficiaries. Nothing contained in this Article VI, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Applera or Celera, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Article VI, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 6.13     Non-Solicitation of Employees. Without the prior written consent of Applera, Celera shall not, and shall cause each Celera Subsidiary not to, for a period of one (1) year from and after the Redemption Date, either directly or indirectly, solicit for employment any senior or key employee of Applera or any Applied Biosystems Subsidiary.

Without the prior written consent of Celera, Applera shall not, and shall cause each of the Applied Biosystems Subsidiaries not to, for a period of one (1) year from and after the Redemption Date, either directly or indirectly, solicit for employment any senior or key employee of Celera or any Celera Subsidiary; provided, however, notwithstanding the foregoing, with respect to the Contracts set forth in Section 6.13 of the Disclosure Letter, Applera shall not, and shall cause each of the Applied Biosystems Subsidiaries not to, for a period of two (2) years following the Redemption Date (or such shorter period of time as such Contracts remain in effect), either directly or indirectly, solicit for employment any senior or key employee of Celera or any Celera Subsidiary. Nothing in this Section 6.13 shall prohibit Applera, Celera or any of their respective Subsidiaries from hiring any such senior or key employees if such employees unilaterally (i) approach Applera or Celera, as the case may be, on an unsolicited basis or (ii) respond to a widely-published recruitment advertisement directed at the public in general.

ARTICLE VII

INSURANCE MATTERS

Section 7.1     Joint Insurance Arrangements. Other than as set forth on Section 7.1 of the Disclosure Letter, as of the Redemption Date, all of the Joint Insurance Arrangements shall be discontinued and each of Applera and the Applied Biosystems Subsidiaries, on the one hand, and Celera and the Celera Subsidiaries, on the other hand, shall be responsible for arranging separate Insurance Arrangements with respect to injuries, losses, Liabilities, damages and expenses arising after the Redemption Date with respect to their respective businesses. On the Redemption Date, all prepaid and unused premiums with respect to each discontinued Joint Insurance Arrangement shall be allocated to Applera and the Applied Biosystems Subsidiaries, on the one hand, and Celera and the Celera Subsidiaries, on the other hand, in the same ratio in which such premiums were allocated by Applera to the Applied Biosystems Group and to the Celera Group, respectively, prior to the Redemption Date. Following the Redemption Date, any refunds received by the parties with respect to a discontinued Joint Insurance Arrangement shall be allocated to Applera and the Applera Subsidiaries, on the one hand, and Celera and the Celera Subsidiaries, on the other hand, in the same ratio in which premiums payable with respect to such discontinued Joint Insurance Arrangement were allocated by Applera to the Applied Biosystems Group and to the Celera Group prior to the Redemption Date. To the extent any party receives any such refund, the party receiving such refund shall promptly transfer to the other party the portion of such refund to which such other party is entitled. Following the Redemption Date, each of Applera and the Applied Biosystems Subsidiaries, on the one hand, and Celera and the Celera Subsidiaries, on the other hand, shall pay the premiums on any continuing Joint Insurance Arrangements as set forth on Section 7.1 of the Disclosure Letter.

Section 7.2     Policies to be Transferred. On or prior to the Redemption Date, Celera and Applera shall take all actions necessary to transfer to Celera the Insurance Arrangements listed on Section 7.2 of the Disclosure Letter.

Section 7.3     Administration; Other Matters.

(a)     From and after the Redemption Date, Applera shall be responsible for Insurance Administration under the Joint Insurance Arrangements with respect to all Liabilities other than the Celera Group Liabilities and Celera shall be responsible for Insurance Administration under the Joint Insurance Arrangements with respect to the Celera Group Liabilities. The disbursements, out-of-pocket expenses and costs of employees or agents of any party relating to Insurance Administration contemplated by this Section 7.3(a) shall be borne by the party incurring such expenses or costs. Insurance Proceeds with respect to claims, costs and expenses under the Joint Insurance Arrangements shall be paid by the Insurer to the party making the Insured Claim thereunder. In the event Applera or an Applied Biosystems Subsidiary, on the one hand, or Celera or a Celera Subsidiary, on the other hand, makes an Insured Claim under a Joint Insurance Arrangement, such party shall deliver notice to the other party of such Insured Claim and shall keep the other party periodically updated as to the status of such Insured Claim.

(b)     From and after the Redemption Date, Applera and the Applied Biosystems Subsidiaries, on the one hand, and Celera and the Celera Subsidiaries, on the other hand, shall have the right to claim coverage for Insured Claims under each Joint Insurance Arrangement with respect to any claim covered by such Joint Insurance Arrangement as and to the extent that such insurance is available up to the full extent of the applicable limits of Liability, if any, of such Joint Insurance Arrangement (and may receive any Insurance Proceeds with respect thereto); provided, however, that, prior to making any Insured Claim under a Joint Insurance Arrangement, Applera, Celera, or one of their respective Subsidiaries, as the case may be, shall be required to have retained a portion of the Liability underlying such Insured Claim equal to the amount of the self-insured retention or deductible, if any, of such party with respect to such Liability. In the event that the total Insurance Proceeds payable to Applera and the Applied Biosystems Subsidiaries and Celera and the Celera Subsidiaries under a Joint Insurance Arrangement shall have exhausted the limits of liability, if any, under such Joint Insurance Arrangement, payment of any future claims which are not reimbursed under such Joint Insurance Arrangement as a result of such exhaustion of the limits of liability under such policy shall be the sole responsibility of the party to which such Liability is allocated under the terms of this Agreement. In the event that either party makes an Insured Claim to seek recovery of Insurance Proceeds from any responsible party and such Insured Claim is denied or such party is otherwise unsuccessful in recovering such Insurance Proceeds, the other party, to the extent permissible under Applicable Law and the applicable Joint Insurance Arrangement, shall be subrogated to and shall stand in the place of such party as to any events or circumstances in respect of which such party may have any right in asserting such Insured Claim. Applera and Celera agree to cooperate with each other in a reasonable manner in asserting any subrogated Insured Claim pursuant to this Section 7.3(b).

Section 7.4     Directors’ and Officers’ Insurance. On the Redemption Date, the directors and officers of Celera and the Celera Subsidiaries shall become insureds under a separate directors’ and officers’ insurance program to be established by Celera, at its sole cost and expense. In addition, Applera shall maintain directors’ and officers’ insurance programs providing coverage to the officers, directors and employees of Applera, the Applied Biosystems Subsidiaries, Celera, and the Celera Subsidiaries, and their respective successors and assigns, from, against and in respect of any and all Indemnifiable Losses arising out of, relating to or resulting from, directly or indirectly, the Transaction Liabilities for a period of no less than six (6) years following the Redemption Date.

Section 7.5     Cooperation; Disagreements. The parties shall use commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement. Applera shall use commercially reasonable efforts to assist Celera in (i) obtaining separate Insurance Arrangements and (ii) enforcing its rights and receiving benefits and privileges under Joint Insurance Arrangements relating to Insured Claims arising prior to the Redemption Date. Any disagreements between the parties under this Article VII shall be submitted and resolved in accordance with the provisions of Article XIII hereof.

ARTICLE VIII

TAX MATTERS

Section 8.1     Tax Matters Agreement.

(a)     On or before the Redemption Date, Celera and Applera shall enter into a Tax Matters Agreement, substantially in the form of Exhibit I (the “Tax Matters Agreement”) providing for the allocation and payment, following the Redemption Date, of any and all Liabilities relating to Taxes and other Tax matters.

(b)     Except to the extent that this Section 8.1 or another provision of this Agreement expressly indicates, this Agreement shall not govern any Tax matters, and any and all Liabilities relating to Taxes shall be governed exclusively by the Tax Matters Agreement.

(c)     Notwithstanding any other provision of the Tax Matters Agreement, all employment Taxes (including, but not limited to federal and state withholding Taxes, FICA, FUTA and state disability payments) for periods prior to the Redemption Date, relating to the employment of Celera Employees and Applera Transferred Employees, shall be obligations of Celera and, to the extent any payments with respect thereto are made by Applera following the Redemption Date, Celera shall reimburse Applera for such payments in accordance with Section 5.8 of the Disclosure Letter.

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.1     Provision of Corporate Minute Books and Corporate Seals. Prior to or as promptly as practicable following the Redemption Date, Applera shall, and shall cause the Applied Biosystems Subsidiaries to, deliver to Celera each corporate minute book and corporate seal in their possession that relates to Celera or any of the Celera Subsidiaries. From and after the Redemption, each such corporate minute book and corporate seal shall be the property of Celera.

Section 9.2     Access to Corporate Records.

(a)     Subject to the provisions of Section 9.4 regarding Privileged Information, from and after the date hereof, Applera shall, and shall cause the Applied Biosystems Subsidiaries to, afford to Celera and its Representatives reasonable access and duplicating rights, during normal business hours and upon reasonable advance notice, to all books and records of the

Celera Group in their possession and to the relevant portions of all books and records of Applera to the extent relating to the business of the Celera Group, the Celera Group Assets and the Celera Group Liabilities, including, without limitation, stock ledgers and certificates of each corporation the capital stock of which is included in the Celera Group Assets, and documentation relating to the Celera Group Liabilities, including, in each case, all active agreements, active litigation files and government filings; provided that the foregoing shall not apply to the provision of corporate minute books and corporate seals, which shall be governed by Section 9.1 hereof.

(b)     Subject to the provisions of Section 9.4 regarding Privileged Information, from and after the date hereof, Celera shall, and shall cause the Celera Subsidiaries to, afford to Applera and its Representatives reasonable access and duplicating rights, during normal business hours and upon reasonable advance notice, to all books and records of the Applied Biosystems Group and of Applera in their possession and to the relevant portions of all books and records of the Celera Group to the extent relating to the business of the Applied Biosystems Group or Applera (other than with respect to the Celera Group), and the Applied Biosystems Group Assets and Liabilities or the Assets and Liabilities of Applera (other than with respect to the Celera Group), including, without limitation, stock ledgers and certificates of each corporation the capital stock of which is included in the Applied Biosystems Group Assets, and documentation relating to the Applied Biosystems Group Liabilities or Liabilities of Applera (other than the Celera Group Liabilities), including, in each case, all active agreements, active litigation files and government filings.

Section 9.3     Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the Separation Documents, each of Celera and Applera shall use commercially reasonable efforts to preserve and keep (at such party’s sole cost and expense) all Information in such party’s possession or under its control relating directly and primarily to the business, Assets or Liabilities of the other Group until the seventh anniversary of the Redemption Date, and until such time, shall not destroy any such Information without first using commercially reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

Section 9.4     Access to Information. From and after the Redemption Date, each of Celera and Applera shall afford to the other and to the other’s Representatives reasonable access and duplicating rights, during normal business hours and upon reasonable advance notice, to all Information within the possession or control of such party relating to the other party’s business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Redemption Date, insofar as such access is reasonably required for a reasonable purpose, subject to the provisions below regarding Privileged Information. Without limiting the foregoing and except as otherwise provided in the Separation Documents, Information may be requested under this Section 9.4 for audit, accounting, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

In furtherance of the foregoing:

(a)     Each party hereto acknowledges that:

(i)     Each of Celera and Applera has or may obtain Privileged Information;

(ii)     there are a number of Joint Litigation Matters affecting each or both of the Celera Group and the Applied Biosystems Group;

(iii)     both Celera and Applera have a common legal interest in the Joint Litigation Matters, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case, relating to business of the Celera Group or the Applied Biosystems Group or relating to or arising in connection with the relationship between the Groups on or prior to the Redemption Date; and

(iv)     both Celera and Applera intend that the Transactions contemplated hereby and by the other Separation Documents and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any applicable privilege.

(b)     Each of Celera and Applera agrees not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the business of the Celera Group or the Applied Biosystems Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Redemption Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Celera and Applera may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Separation business of the Celera Group, in the case of Celera, or the Applied Biosystems Group, in the case of Applera. In furtherance of the foregoing, prior to or on the Redemption Date, Applera and Celera shall execute and deliver, or cause to be executed and delivered, a joint defense agreement, in a form to be mutually agreed upon by the parties thereto (the “Joint Defense Agreement”).

Section 9.5     Production of Witnesses. Subject to Section 9.4 hereof, after the Redemption Date, each of Celera and Applera shall use commercially reasonable efforts to make available to the other party during normal business hours, upon the prior written request of the other, such company’s directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Joint Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the business, Assets or Liabilities of either party, or relating to or in connection with the relationship between the parties on or prior to the Redemption Date. The reasonable out-of-pocket expenses incurred in making such witnesses available shall be paid by the party requesting the availability of such persons.

Section 9.6     Confidentiality. The parties agree that with respect to Confidential Information of the category set forth in Section 1.1 (w)(i), the provisions of Section 3.10 of the Operating Agreement shall apply. With respect to all other categories of Confidential Information set forth in Section 1.1 (w), from and after the Redemption Date, (i) each of Celera and Applera shall, and shall use commercially reasonable efforts to cause its employees, Affiliates and Representatives to, preserve the confidentiality of all such Confidential Information obtained by it prior to the Redemption Date or furnished to it pursuant to this Agreement or the other Separation Documents, (ii) neither Celera nor Applera shall, and each of Celera and Applera shall use commercially reasonable efforts to cause its employees, Affiliates and Representatives not to, disclose or use such Confidential Information and (iii) Celera shall not, and shall use commercially reasonable efforts to cause its employees, Affiliates and Representatives not to, disclose or use any such Confidential Information obtained by it prior to the Redemption Date in connection with any Contract or other arrangement subject to a confidentiality agreement or other non-disclosure arrangement, which Contract or arrangement will not be assigned to or assumed by Celera pursuant to this Agreement, except, in each case, as is otherwise expressly permitted pursuant to this Agreement or the other Separation Documents. Notwithstanding anything in the foregoing to the contrary, both Celera and Applera may use, but not disclose without written mutual agreement, Applera Corporate Information or Separation Information in carrying out the purposes of this Agreement and in the ordinary course of their respective businesses.

Section 9.7     Cooperation with Respect to Government Reports and Filings. Applera on the one hand, and Celera, on the other hand, agree to provide the other or their respective Affiliates, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or the other Separation Documents or in conducting any other government proceeding relating to the Transactions, or relating to or in connection with the relationship between the Groups on or prior to the Redemption Date. Such cooperation and Information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Authority which relate to the Celera Group, in the case of Applera, or the Applied Biosystems Group, in the case of Celera. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide an explanation of any documents or Information provided hereunder. The reasonable out-of-pocket expenses incurred in the provision of such cooperation and assistance, to the extent related to filings with Governmental Authorities to effect the Separation, shall be borne equally by Celera and Applera, and otherwise shall be paid by the party requesting such assistance.

Section 9.8     Certain Limitations with Respect to Information.

(a)     Any Information owned by Applera or an Applied Biosystems Subsidiary, on the one hand, or Celera or a Celera Subsidiary, on the other hand, that is provided to a requesting party pursuant to this Agreement or any other Separation Document shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(b)     A party providing Information hereunder or under any other Separation Document shall be entitled to be reimbursed by the requesting party for the reasonable out-of-pocket expenses, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any of the Separation Documents, such costs shall be computed by the providing party using methodologies and procedures that bear a reasonable relationship to the actual cost of providing such Information.

(c)     The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any other Separation Document and in any applicable Contracts with third parties, as well as any restrictions and obligations imposed by Applicable Law (including with respect to medical and other information privacy rights of individuals).

Section 9.9     Protective Arrangements. Subject to Section 9.6, including the provisos thereto, in the event that Celera or Applera receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information, or relating to or arising in connection with the relationship between the Groups on or prior to the Redemption Date, that is subject to the confidentiality provisions hereof or otherwise constitutes Privileged Information, such party shall notify the other party prior to disclosing or providing such Confidential Information in order to enable the other party to seek an appropriate protective order or other remedy, or to take steps to resist or narrow the scope of such request or legal process, and the Person that received such request shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such requesting party. If a protective order or other remedy is not obtained and disclosure of such Confidential Information is required, the Person that received such request may so disclose only that portion of such Confidential Information that such Person has been advised by counsel is legally required. In any such event the disclosing Person will use commercially reasonable efforts to ensure that all such Confidential Information and other information that is so disclosed will be afforded confidential treatment.

Section 9.10     Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws, regulations and agreements to consummate and make effective the Transactions contemplated by this Agreement and the other Separation Documents. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain all Consents under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement and the Separation Documents, in order to effectuate the provisions and purposes of this Agreement and the other Separation Documents and the transfers of the Celera Group Assets and the assignment and assumption of the Celera Group Liabilities and the other Transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request of any other party, take such other actions as may be reasonably necessary to vest in such other party all of its right, title and interest in and to all Assets to be transferred to such other party pursuant to the terms of this Agreement, free and clear of any encumbrance, if and to the extent it is practicable to do so. Notwithstanding the foregoing or anything in this Agreement or any other Separation Document to the contrary, no Group shall be required to make any payment, incur or become subject to any Liability, agree to any restriction, surrender any right or Asset or otherwise enter into any agreement, or be required to permit to occur any event, that would be adverse to it in order to obtain any such Consent.

Section 9.11     Continuing Indemnification Obligation. Following the Redemption Date, Applera shall, and shall cause the Applied Biosystems Subsidiaries to, honor the rights of any director, officer or employee of Celera or a Celera Subsidiary to seek indemnification under any certificate of incorporation or by-laws of Applera or any of its predecessors or Subsidiaries, or under any indemnification agreements or arrangements, arising out of or relating to actions or inactions of such directors or officers prior to the Redemption Date.

Section 9.12     Indemnification Agreements. On or prior to the Redemption Date, Applera shall enter into indemnification agreements with each of the persons who are directors of Celera as of the Redemption Date, providing for indemnification of such directors for Transaction Liabilities (collectively, the “Indemnification Agreements”).

ARTICLE X

MUTUAL RELEASE – NO REPRESENTATIONS OR WARRANTIES

Section 10.1     Mutual Release. From and after the Redemption Date and except as specifically set forth in this Agreement or any of the other Separation Documents, EACH OF CELERA, ON THE ONE HAND, AND APPLERA, ON THE OTHER HAND (ON ITS OWN BEHALF AND ON BEHALF OF ITS RESPECTIVE SUBSIDIARIES, SUCCESSORS AND ASSIGNS), RELEASES AND FOREVER DISCHARGES THE OTHER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, RECORD AND BENEFICIAL SECURITY HOLDERS (INCLUDING, WITHOUT LIMITATION, TRUSTEES AND BENEFICIARIES OF TRUSTS HOLDING SUCH SECURITIES), ADVISORS AND REPRESENTATIVES (IN THEIR RESPECTIVE CAPACITIES AS SUCH) AND THEIR RESPECTIVE HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), OF AND FROM ALL DEBTS, DEMANDS, ACTIONS, CAUSES OF ACTION, SUITS, ACCOUNTS, COVENANTS, CONTRACTS, AGREEMENTS, DAMAGES, CLAIMS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR DIRECT, CONSEQUENTIAL, EXEMPLARY, TREBLE AND PUNITIVE DAMAGES) AND LIABILITIES WHATSOEVER OF EVERY NAME AND NATURE, BOTH IN LAW AND IN EQUITY, WHICH THE RELEASING PARTY HAS OR EVER HAD, WHICH ARISE OUT OF OR RELATE TO, IN WHOLE OR IN PART, (A) THE BUSINESS, ASSETS, LIABILITIES AND OPERATIONS OF THE OTHER PARTY AND ITS SUBSIDIARIES AND (B) EVENTS, CIRCUMSTANCES OR ACTIONS, WHETHER KNOWN OR UNKNOWN, TAKEN BY SUCH OTHER PARTY OCCURRING OR FAILING TO OCCUR, OR ANY CONDITIONS EXISTING, ON OR PRIOR TO THE REDEMPTION DATE; provided, however, that the foregoing general release shall not apply to (a) any party’s rights to enforce this Agreement or the other Separation Documents or any of the instruments delivered pursuant to this Agreement or the other Separation Documents; (b) any Liability the release of which would result in the release of any Person other than a Released Party (provided that the parties agree not to bring suit or permit any of their Affiliates to bring suit against any Released Party with respect to any Liability to the extent such Released Party would be released with respect to such Liability by this Section 10.1 but for this clause (b));

(c) any Liability for the unpaid purchase price for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by one Group from the other Group prior to the Redemption Date; (d) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by one Group at the request or on behalf of the other Group; or (e) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of Article XI and, if applicable, the appropriate provisions of the other Separation Documents. The parties hereto acknowledge that the foregoing general release shall not apply to any Liabilities or obligations assigned by the parties to third parties prior to the Redemption Date. Nothing in this Agreement shall impair any of the rights of any directors, officers or employees of Applera or Celera, or any of their respective Subsidiaries, to seek indemnification under any certificate of incorporation or by-laws of Applera or any of its predecessors or Subsidiaries, or under any indemnification agreements, arising out of or relating to actions or inactions of such directors, officers or employees prior to the Redemption Date.

Section 10.2     Waiver of Conflict. The parties acknowledge that each of Celera and the Celera Subsidiaries, on the one hand, and Applera and the Applied Biosystems Subsidiaries, on the other hand, are both currently represented by attorneys and patent agents employed by Applera. Each of Celera (on behalf of itself and the Celera Subsidiaries), on the one hand, and Applera (on behalf of itself and the Applied Biosystems Subsidiaries), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Redemption Date.

Section 10.3     No Representations or Warranties. Celera agrees and acknowledges that neither Applera nor any of the Applied Biosystems Subsidiaries nor any of their respective Affiliates is, in this Agreement or in any other agreement or document, making any representation or warranty to Celera or any of the Celera Subsidiaries as to any aspect of the Celera Group, the Celera Group Assets or the Celera Group Liabilities or as to any Consents, it being understood and agreed that Celera and the Celera Subsidiaries shall take the Celera Group Assets, and shall assume, perform and discharge the Celera Group Liabilities, on an “AS IS, WHERE IS” basis. Applera agrees and acknowledges that neither Celera nor any of the Celera Subsidiaries nor any of their respective Affiliates is, in this Agreement or in any other agreement or document, making any representation or warranty to Applera or any of the Applied Biosystems Subsidiaries as to any Consents. Celera and the Celera Subsidiaries shall bear the economic and legal risk that any conveyance of Celera Group Assets contemplated hereby shall be insufficient to convey anything more than all of Applera’s or the applicable Applied Biosystems Subsidiary’s right, title and interest to the applicable Celera Group Assets.

ARTICLE XI

INDEMNIFICATION

Section 11.1     Celera’s Agreement to Indemnify Applera. Subject to the terms and conditions set forth in this Agreement, from and after the Redemption Date, Celera shall indemnify, defend and hold harmless Applera and the Applied Biosystems Subsidiaries and their respective successors and assigns (collectively, the “Applera Corporate Indemnified Parties”)

from, against and in respect of any and all Indemnifiable Losses of the Applera Corporate Indemnified Parties arising out of, relating to or resulting from, directly or indirectly:

(a)     the failure of Celera, any Celera Subsidiary or any other Person to pay, perform, satisfy or otherwise promptly discharge any Celera Group Liabilities in accordance with their respective terms, whether prior to or after the Redemption Date or the date hereof;

(b)     the Celera Group, any Celera Group Liability, and any Celera Group Asset;

(c)     Celera’s failure to observe from and after the Redemption Date its obligations under this Agreement or any of the other Separation Documents (except for its obligations under the Tax Matters Agreement, which shall be governed by that agreement);

(d)     Fifty percent (50%) of (i) any and all Liabilities arising out of or relating to the Separation, the Redemption, and/or the Registration Statement including, without limitation, any amounts it is required to pay to the Indemnified Parties pursuant to Section 11.3 hereof (together, the “Transaction Liabilities”) and (ii) all amounts Applera is required to pay to directors of Celera pursuant to the Indemnification Agreements (in addition to any indemnification provided for in Section 11.1(c) above, but only to the extent not arising out of or relating to an Applera Indemnified Party’s failure to perform its obligations arising out of or relating thereto);

(e)     the Actions set forth on Section 5.7(b) of the Disclosure Letter, the Celera Class Action, and any Joint Actions or Other Actions, to the extent it is determined that Celera is responsible for the costs, expenses and Liabilities thereof pursuant to Section 5.7 hereof; and

(f)     Liabilities arising out of or relating to the oversight and/or management of the businesses and affairs of Applera or one or both of the Groups (collectively, the “Applera Management Activities”) prior to the Redemption Date; provided, that Celera’s responsibility for any such Liabilities shall be based on an equitable allocation of such Liabilities between Celera and Applera, as determined by the Transition Teams, based on the extent to which, as applicable: (i) such Liabilities arose out of or relate to the Celera Business, the Celera Group Assets, and/or the Celera Group Liabilities prior to the Redemption Date, on the one hand, and the Applied Biosystems Business, the Applied Biosystems Group Assets, and/or the Applied Biosystems Group Liabilities prior to the Redemption Date, on the other hand, and/or (ii) the Celera Group or the Applied Biosystems Group, as the case may be, benefited from the relevant Applera Management Activities prior to the Redemption Date.

Section 11.2     Applera’s Agreement to Indemnify Celera. Subject to the terms and conditions set forth in this Agreement, from and after the Redemption Date, Applera shall indemnify, defend and hold harmless Celera and the Celera Subsidiaries and their respective successors and assigns (collectively, the “Celera Corporate Indemnified Parties”) from, against and in respect of any and all Indemnifiable Losses of the Celera Corporate Indemnified Parties arising out of, relating to or resulting from, directly or indirectly:

(a)     the failure of Applera, any Applied Biosystems Subsidiary, or any other Person to pay, perform, satisfy or otherwise promptly discharge any Applied Biosystems

Group Liabilities (including any Excluded Liability) in accordance with their respective terms, whether prior to or after the Redemption Date or the date hereof;

(b)     the Applied Biosystems Group, any Applied Biosystems Group Liability, and any Applied Biosystems Group Asset;

(c)     Applera’s failure to observe from and after the Redemption Date its obligations under this Agreement or any of the other Separation Documents (except for its obligations under the Tax Matters Agreement, which shall be governed by that agreement);

(d)     Fifty percent (50%) of the Transaction Liabilities (in addition to any indemnification provided for in Section 11.2(c) above, but only to the extent not arising out of or relating to a Celera Indemnified Party’s failure to perform its obligations arising out of or relating thereto);

(e)     the Actions set forth on Section 5.7(a) of the Disclosure Letter and any Joint Actions or Other Actions, to the extent it is determined that Applera is responsible for the costs, expenses and Liabilities thereof pursuant to Section 5.7 hereof; and

(f)     Liabilities arising out of or relating to the Applera Management Activities prior to the Redemption Date; provided, that Applera’s responsibility for any such Liabilities shall be based on an equitable allocation of such Liabilities between Celera and Applera, as determined by the Transition Teams, based on the extent to which, as applicable: (i) such Liabilities arose out of or relate to the Celera Business, the Celera Group Assets, and/or the Celera Group Liabilities prior to the Redemption Date, on the one hand, and the Applied Biosystems Business, the Applied Biosystems Group Assets, and/or the Applied Biosystems Group Liabilities prior to the Redemption Date, on the other hand, and/or (ii) the Celera Group or the Applied Biosystems Group, as the case may be, benefited from the relevant Applera Management Activities prior to the Redemption Date.

Section 11.3     Agreement to Indemnify Officers, Directors and Others. From and after the Redemption Date, each of Applera and Celera shall jointly and severally indemnify, defend and hold harmless each of the officers, directors, employees, agents and advisors of Applera, the Applied Biosystems Subsidiaries, Celera, and the Celera Subsidiaries, and their respective successors and assigns (such Applera indemnified parties, collectively with the Applera Corporate Indemnified Parties, the “Applera Indemnified Parties”, and such Celera indemnified parties, collectively with the Celera Corporate Indemnified Parties, the “Celera Indemnified Parties”) from, against and in respect of any and all Indemnifiable Losses arising out of, relating to or resulting from, directly or indirectly, the Transaction Liabilities.

Section 11.4     Other Liabilities. This Article XI shall not be applicable to:

(a)     any matters covered by the Tax Matters Agreement, which matters shall be governed by such agreement; or

(b)     any Indemnifiable Losses relating to, arising out of or due to any breach of the provisions of any other Contract (other than this Agreement or the other Separation Documents) between or among Applera or any of the Applera Subsidiaries, on the one hand, and

Celera and any of the Celera Subsidiaries, on the other hand, which shall be governed by the terms of such other Contract.

Section 11.5     Procedure for Indemnification. All claims for indemnification under this Article XI shall be asserted and resolved as follows:

(a)     Third-Party Claims. In the event that any claim or demand for which an Indemnifying Party may be liable to an Indemnified Party hereunder is asserted against or sought to be collected by a third party from an Indemnified Party (an “Asserted Liability”), the Indemnified Party shall as soon as possible notify the Indemnifying Party in writing of such Asserted Liability, specifying the nature of such Asserted Liability (the “Claim Notice”); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced by such delay. The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and by counsel reasonably satisfactory to the Indemnified Party, to defend against such Asserted Liability; provided, however, that if, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such Asserted Liability, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Asserted Liability or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it against such Asserted Liability and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding.

If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, but the Indemnifying Party shall control the investigation, defense and settlement thereof. If the Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. If the Indemnifying Party elects not to defend against such Asserted Liability, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof at the sole cost and expense of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), consent to any settlement unless such settlement (i) includes a complete release of the Indemnified Party and (ii) does not require the Indemnified Party to admit any Liability or make or forego any payment or forego or take any action. The Indemnifying Party shall not be liable for any settlement of any Asserted Liability effected without its prior written consent (which consent shall not be unreasonably withheld).

(b)     Non-Third-Party Claims. In the event that an Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days from the date such Claim Notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party's notice or claims for indemnification, setting forth in reasonable detail each of the Indemnifying Party's objections thereto. If the Indemnifying Party does not deliver such written notice of objection within such thirty (30)-day period, the Indemnifying Party shall be deemed to not have any objections to such claim and within five (5) Business Days, the Indemnifying Party shall deliver to the Indemnified Party immediately available funds in an amount equal to such claim, as set forth in the Claim Notice. If the Indemnifying Party does deliver such written notice of objection within such thirty (30)-day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute with the procedures set forth in Article XIII hereof.

(c)     Miscellaneous Indemnification Provisions.

(i)     The amount that an Indemnifying Party is required to pay to any Indemnified Party pursuant to this Article XI shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in respect of the related Indemnifiable Loss. If an Indemnified Party shall have received the payment required by this Article XI in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Article XI in respect of such Indemnifiable Loss. Each of the parties hereto agrees that, to the extent that any Indemnifiable Loss shall be covered by insurance, then such insurance coverage shall be primary, and any Indemnifying Party shall solely be responsible for Indemnifiable Losses to the extent not covered by insurance.

(ii)     In determining the amount of any indemnity payable under this Article XI, such amount shall be determined on a Net-Tax Basis. The term “Net-Tax Basis” as used in this Article XI means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, any Indemnifiable Loss, the amount of such Indemnifiable Loss will be determined net of any theoretical reduction in Tax realizable (assuming a hypothetical effective tax rate of 40% and without applying a discount for the time value of money or for the lack of certainty of realization) by the Indemnified Party as the result of any deduction, expense, loss credit or refund to the Indemnified Party, and the amount of such indemnity payable will be increased (i.e., “grossed up”) by the amount necessary to satisfy any Tax liabilities actually incurred by the Indemnified Party as a result of its receipt of, or right to receive, such indemnity payment (including the payment of an additional amount or amounts hereunder) determined by using the actual marginal Federal, state, foreign or local rates for the relevant taxable period. Notwithstanding the foregoing, if (x) the amount of

Indemnifiable Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party is reduced by any Tax benefit in accordance with the provisions of the previous sentence and (y) the Indemnified Party subsequently is required to repay the amount of any such Tax benefit or such Tax benefit is disallowed, then the obligation of the Indemnifying Party to indemnify with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the Indemnified Party in accordance with the provisions of this Agreement.

(iii)     In the case of any claim against any Indemnifying Party that does not involve any claim or demand asserted by or sought to be collected by a third party in accordance with Section 11.5(b) hereof, in no event shall the Indemnifying Party be liable for damages incurred directly or indirectly as a result of lost profits or for any damages that are special, consequential or punitive in nature, regardless if such damages are permissible by Applicable Law, and such damages shall not be considered Indemnifiable Losses with respect to such claim. For the avoidance of doubt, the foregoing limitation shall not apply to claims asserted or sought to be collected by any third party in accordance with Section 11.5(a) hereof.

ARTICLE XII

TERMINATION AND AMENDMENT

Section 12.1     Termination at any Time by Board Approval. This Agreement may be terminated and the Transactions, including, without limitation, the Separation and the Redemption, may be abandoned, in the sole discretion of the Board, at any time prior to the date of first mailing of the Notice of Redemption to holders of the Celera Group Common Stock. Thereafter, this Agreement may be terminated upon the issuance by a Governmental Authority of an effective stop order with respect to the Registration Statement or an order, injunction or decree that shall prohibit or prevent the consummation of the Separation and the transactions contemplated hereunder. In the event of such termination, no party hereto or to any other Separation Document shall have any Liability to any Person by reason of this Agreement or any other Separation Document.

Section 12.2     Amendment. Prior to the Redemption, this Agreement may be amended, modified or supplemented at any time as determined by the Board, and shall be evidenced by a written agreement signed by all of the parties hereto. Following the Redemption, this Agreement may be amended, modified or supplemented at any time only by the parties hereto through a written agreement signed by all of the parties hereto.

ARTICLE XIII

TRANSITION TEAMS; DISPUTE RESOLUTION

Section 13.1     Transition Teams. Each of Applera and Celera shall designate one or more persons who have practical knowledge and experience in the applicable Group’s operations and are authorized to make decisions on behalf of their respective Groups in respect of the Separation (each, a “Transition Team”). Each of Applera and Celera shall designate a member of its Transition Team as the leader of its Transition Team (each, a “Team Leader”). Each Team Leader shall coordinate the assignment of persons to its Transition Team and shall assess and monitor, among other things, the progress of the Separation and the allocation of Assets and Liabilities pursuant to Article II hereof, rights related to the Shared Assets and Shared Contracts, the allocation and control of Actions between the Applera and Celera pursuant to Section 5.7, the provision of services pursuant to the Transition Services Agreement, and the compliance of the parties with the terms of the Operating Agreement, the Master Purchase Agreement and the License Agreements. Prior to the initial joint meeting described in Section 13.2 of this Agreement, each Group shall submit to the other Group a written list identifying its initial Team Leader and the initial members of its Transition Team, including each person’s title, areas of expertise and relevant telephone, fax and email information.

Section 13.2     Transition Team Meetings. Within a reasonable period of time after the date hereof, the appropriate representatives of the Transition Teams shall conduct an initial joint meeting in order to discuss the status of the Separation, as well as to answer questions, gather information and resolve any disputes related to consummation of the transactions necessary to effectuate the Separation, including without limitation, the division of Assets and Liabilities and the assignment and assumption of such Assets and Liabilities in accordance with this Agreement. Thereafter, the Transition Teams shall convene meetings on a mutually agreed upon periodic basis and as may be otherwise required. It is the expectation of the parties that the Transition Team members shall communicate directly with one another and work directly with one another to ensure that the transactions contemplated hereby and by the other Separation Documents are being completed on a timely and complete basis and that each party is in compliance with its obligations hereunder and thereunder, as well as to answer questions, gather information and resolve disputes that may occur from time-to-time. The members of the Transition Teams shall not, solely by virtue of being a member thereof, have the legal authority to make or to modify any obligation or to waive any right on behalf of the respective parties. All meetings pursuant to this Section 13.2 may be face-to-face, video or telephonic meetings as may be agreed upon by the Transition Teams. Each party shall bear its own costs of attending or participating in Transition Team meetings.

Section 13.3     Dispute Resolution Procedures. If a controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or any of the other Separation Documents or the breach, termination, enforceability or validity thereof which has not been resolved in the normal course of business arises between the parties (a “Dispute”), the parties agree to use and follow the dispute resolution procedures of this Article XIII, except where an injunction, specific performance or other equitable relief is sought. At such time as the Dispute is resolved under this Article XIII, interest (at a rate per annum, compounded daily, equal to the Prime Rate) shall be paid to the party receiving any disputed monies to compensate for the lapsed time between the date such disputed amount originally was paid or should have been paid through the date monies are paid in settlement of the Dispute.

Section 13.4     Claims Procedures. The Transition Teams shall promptly refer any Dispute not resolved by them in a mutually acceptable manner to the Team Leaders for resolution. Upon receipt of any such Dispute, the Team Leaders shall discuss and attempt to resolve the matter within fifteen (15) Business Days immediately following their receipt of such referral (such fifteen (15) Business Day period being referred to herein as the “Initial Review Period”). Any Dispute resolved by the Team Leaders shall be memorialized in a written settlement and release agreement. If by the end of the last day of the Initial Review Period, the Dispute has not been resolved to the satisfaction of both Team Leaders, then the Dispute shall be escalated pursuant to the procedures set forth in Section 13.5 (the “Escalation Procedures”).

Section 13.5     Escalation Procedures. If the Team Leaders are unable to resolve any Dispute in compliance with Section 13.4, the Dispute shall be escalated to the President (or other most senior executive officer) of each of Applera and Celera (such executive for each party, the “Senior Party Representative”) who shall have authority to settle the Dispute. The Team Leaders shall escalate any Dispute by delivering to the Senior Party Representative of the other party, within five (5) Business Days following the last day of the Initial Review Period, a written notification (a “Dispute Notice”) identifying the issue, the amount disputed and including a detailed reason for the Dispute. Upon receipt of the Dispute Notices, the Senior Party Representatives shall discuss and attempt to resolve the matter within fifteen (15) Business Days immediately following the date of the later received Dispute Notice. If the Senior Party Representatives are able to resolve the Dispute within fifteen (15) Business Days, it will be memorialized in a written settlement and release agreement. If by the end of the fifteenth (15th) Business Day, the matter has not been resolved to the satisfaction of both Senior Party Representatives, then such Dispute shall be escalated by delivery of the Dispute Notice within five (5) Business Days to one or more designated members of each of the boards of directors of Applera and Celera (each a “Board Representative”) who shall have authority to settle the Dispute. The Board Representatives shall attempt to resolve the matter within fifteen (15) Business Days immediately following the date of the later-received Dispute Notice. If they are able to resolve the Dispute within that time period, it will be memorialized in a written settlement and release agreement. If the respective Board Representatives of each party can not resolve the Dispute within that time period, the parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of Section 13.6 before resorting to arbitration contemplated by Section 13.7 or any other dispute resolution procedure that may be agreed by the parties. The parties may vary the duration and form of these Escalation Procedures by mutual written agreement.

Section 13.6     Mediation. If any Dispute has not been resolved by the dispute resolution procedures described in Section 13.4 or 13.5 above, the parties agree that such Dispute shall be referred to mediation. Unless the parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the parties. Within fifteen (15) Business Days after the mediator has been selected as provided above, both parties and their respective attorneys shall meet with the mediator for one mediation session of at least four (4) hours, it being agreed that each party representative attending such mediation session shall be a Senior Party Representative or member of the board of directors with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either party may give the other and the mediator a written notice declaring the mediation process at an end.

Section 13.7     Arbitration. If the Dispute has not been resolved by the dispute resolution procedures described in Section 13.4, 13.5 or 13.6 above, the parties agree that any such

Dispute shall be settled by binding arbitration before the American Arbitration Association (“AAA”) in San Francisco, California pursuant to the Commercial Rules of the AAA. Any Dispute subject to arbitration pursuant to this Section 13.7 shall be heard and determined by three (3) arbitrators. Each of Applera and Celera shall appoint one arbitrator within fifteen (15) Business Days of the referral of such Dispute to arbitration. The two party-appointed arbitrators shall have ten (10) Business Days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by either Applera or Celera shall be appointed by the AAA. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the party or arbitrators entitled to appoint such arbitrator shall promptly appoint a successor. Any arbitrators selected to resolve the Dispute shall be bound exclusively by the laws of the State of Delaware without regard to its choice of law rules. Any decisions of award of the arbitrators shall be in writing and will be final and binding upon the parties and may be entered as a judgment by the parties hereto. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by law.

Section 13.8     Costs. The costs of any mediation or arbitration pursuant to this Article XIII shall be shared equally between Applera and Celera; provided, however, that each party shall be responsible for its own costs and expenses, including without limitation, legal fees incurred in connection therewith.

Section 13.9     Confidentiality.

(a)     All negotiations, conferences, discussions, mediation and arbitration pursuant to Sections 13.4, 13.5, 13.6 and 13.7 shall be Confidential Information (subject to the applicability of any of the exclusions set forth in Section 1.1(y)).

(b)     All negotiations, conferences, discussions and mediation pursuant to Sections 13.4, 13.5 and 13.6 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences, discussions and mediation that is not otherwise independently discoverable, shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future mediation, arbitration, litigation or any other judicial or administrative proceeding.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1     Expenses. Except to the extent otherwise provided for in the Separation Documents, all out-of-pocket costs and expenses with respect to the Transactions contemplated hereby and by the other Separation Documents (i) incurred on or prior to the Redemption Date, shall be borne fifty percent (50%) by Applera and fifty percent (50%) by Celera, and (ii) incurred following the Redemption Date, shall be borne by the party incurring such expense.

Section 14.2     Late Payments. Except as expressly provided to the contrary in this Agreement or in any other Separation Document, any amount not paid when due pursuant to this Agreement or any other Separation Document (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum, compounded daily, equal to the Prime Rate.

Section 14.3     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, without reference to choice of law principles, including matters of construction, validity and performance.

Section 14.4     Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed given (i) on the day delivered (or if that day is not a Business Day, on the first following Business Day) when (x) delivered personally against receipt or (y) sent by overnight courier, (ii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following Business Day) and (iii) on the third Business Day after mailed by certified or registered first-class mail to the parties at the following addresses (or to such other addresses as a party may have specified by notice given to the other parties hereto pursuant to this provision):

If to Applera, to:

Applera Corporation

301 Merritt 7

Norwalk, Connecticut 06851

Attention: General Counsel

Facsimile: (203) 840-2902

with a copy, which shall not constitute notice to Applera, to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

Wilmington, Delaware 19801

Attention:	Robert B. Pincus, Esquire

  Allison L. Land, Esquire

Facsimile: (302) 651-3001

If to Celera, to:

Celera Corporation

1401 Harbor Bay Parkway

Alameda, California 94502

Attention: Kathy Ordoñez

Facsimile: (510) 749-4267

Section 14.5     Third-Party Beneficiaries. Except as provided in Sections 7.4, 9.11, and Article XI hereof with respect to indemnification of Celera Indemnified Parties and Applera Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

Section 14.6     Entire Agreement. This Agreement and the other Separation Documents, together with the Disclosure Letter and all schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto, contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 14.7     Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections”, or “Appendices” shall be deemed to be references to Articles or Sections hereof or Appendices hereto unless otherwise indicated. All references herein to “Sections” of the Disclosure Letter shall be deemed to be references to the Disclosure Letter unless otherwise indicated.

Section 14.8     Schedules. The Disclosure Letter and all Exhibits referenced in this Agreement and attached hereto are incorporated into this Agreement by reference and made a part hereof. The parties hereto shall be entitled to supplement or amend the Disclosure Letter at any time prior to the Redemption Date.

Section 14.9     Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14.10     Parties in Interest; Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon Celera and Applera and their respective Subsidiaries, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

Section 14.11     Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 14.12     Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

Section 14.13     Force Majeure. No party shall be deemed in default of this Agreement or any other Separation Document to the extent that any delay or failure in the performance of its obligations under this Agreement or any other Separation Document results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power failures, communication failures including internet disruptions, equipment failures, labor problems or unavailability of parts. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 14.14     Waivers of Default. Waiver by any party of any default by any other party of any provision of this Agreement or any other Separation Document (a) shall be effective only if in writing; and (b) if given, shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Section 14.15     Interpretation. In the event of a conflict between a provision of this Agreement and any provision of any other Separation Document, any specific provision of the applicable Separation Document shall control. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement taken as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The term “dollars” and “$” shall mean United States dollar.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Separation Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

APPLERA CORPORATION

By:	/s/ Mark P. Stevenson
Name:	Mark P. Stevenson
Title:	Senior Vice President

CELERA CORPORATION

By:	/s/ Kathy Ordoñez
Name:	Kathy Ordoñez
Title:	President

Signature Page to Separation Agreement